Exhibit 2.1

CONTRIBUTION AND SALE AGREEMENT

By and Among

NGL ENERGY PARTNERS LP

(As Buyer)

and

E. OSTERMAN GAS SERVICE, INC.

AO ENERGY, INC.

E. OSTERMAN, INC.

E. OSTERMAN PROPANE, INC.
E. OSTERMAN PROPANE, LLC

MILFORD PROPANE, INC.

OSTERMAN ASSOCIATED COMPANIES, INC.

OSTERMAN PROPANE, INC.

OSTERMAN PROPANE STORAGE, LP

PROPANE GAS, INC.

SAVEWAY PROPANE GAS SERVICE, INC.

V.E. PROPERTIES V, LLC

V.E. PROPERTIES VI, LLC

OSTERMAN REALTY OF WARE, LLC

VINCENT J. OSTERMAN, TRUSTEE OF THE

PIONEER VALLEY REAL ESTATE TRUST III
ERNEST OSTERMAN
VINCENT J. OSTERMAN

(As Sellers)

Dated as of August 12, 2011

i

Schedules
2.1(a)(i)	Contributed Assets
2.1(a)(ii)	Purchased Assets
2.2	Acquired Assets Consideration Allocation
2.3(b)	Purchased Inventory
2.3(c)	Purchased Fixed Assets
2.3(d)(i)	Assumed Leases
2.3(d)(ii)	Real Property
2.3(e)	Assumed Contracts
2.3(g)	Permits
2.4(b)	Excluded Real Property
2.4(d)	Excluded IP Assets
2.4(f)	Other Excluded Assets
5.14	Subdivided Real Property

Exhibits
A	Form of Assignment and Assumption Agreement
B	Terms of Closing Date Leases
C	Form of Non-Competition Agreement
D	Form of Registration Rights Agreement
E	Form of Tax Certificate
F	Form of Officer’s Certificate

CONTRIBUTION AND SALE AGREEMENT

This CONTRIBUTION AND SALE AGREEMENT dated as of August 12, 2011 (this “Agreement”) is by and among NGL Energy Partners LP, a Delaware limited partnership (“Buyer”), on the one hand, and E. Osterman Gas Service, Inc., a Massachusetts corporation; AO Energy, Inc., a Massachusetts corporation; E. Osterman, Inc., a Massachusetts corporation; E. Osterman Propane, Inc., a Connecticut corporation; E. Osterman Propane, LLC, a Massachusetts limited liability company; Milford Propane, Inc., a Massachusetts corporation; Osterman Associated Companies, Inc., a Massachusetts corporation; Osterman Propane, Inc., a Connecticut corporation; Osterman Propane Storage, Limited Partnership, a Massachusetts limited partnership; Propane Gas, Inc., a Massachusetts corporation; Saveway Propane Gas Service, Inc., a Connecticut corporation; V.E. Properties V, LLC, a Delaware limited liability company; V.E. Properties VI, LLC, a Delaware limited liability company; Osterman Realty of Ware, LLC, a Massachusetts limited liability company; Vincent J. Osterman, Trustee of the Pioneer Valley Real Estate Trust III u/d/t dated August 31, 1995 and recorded with the Worcester District Registry of  Deeds in Book 17293, Page 262, and not individually; Ernest Osterman of Okatie, South Carolina; and Vincent J. Osterman of Whitinsville, Massachusetts (each, a “Seller” and together, the “Sellers”) on the other.

WHEREAS, Sellers are engaged in the business of marketing propane to residential, commercial, industrial and agricultural users in Massachusetts, Connecticut, Rhode Island, New Hampshire, Vermont, New York and Maine (the “Business”); and

WHEREAS, upon the terms and subject to the conditions set forth herein, Sellers desire to contribute or cause to be contributed certain assets in exchange for Buyer Common Units, and to sell, transfer and deliver to Buyer, and Buyer desires to purchase from Sellers, certain assets in exchange for cash;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND TERMS

Section 1.1         Specific Definitions.  For purposes of this Agreement, the following terms shall have the meanings assigned to them below:

“Agreed Capital Expenditures” means (a) those capital expenditures incurred in the ordinary course of business for the benefit of the Business during the period commencing on July 5, 2011 through the date of this Agreement and which were paid by Sellers or will be paid by Sellers and are evidenced by appropriate supporting documentation supplied by Sellers and which Sellers represent and agree do not exceed $145,168 and (b) those capital expenditures made in the ordinary course of business for the benefit of the Business which are incurred during the period commencing immediately after the date of this Agreement to the Closing Date and which have been or will be paid by Sellers and which are evidenced by appropriate supporting documentation supplied by Sellers and with respect to any such capital expenditures in excess of $500,000, Sellers have obtained Buyer’s prior written consent.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between the Sellers and Buyer or its designee, substantially in the form of Exhibit A.

“Assumed Accounts Payable” means all amounts payable and accrued liabilities to the extent the same are included as Assumed Liabilities.

“Assumed Customer Deposits” means all customer deposits (whether short or long-term and whether reflected as a credit to an asset account or a liability), except for those customer deposits included as a negative adjustment in the calculation of Net Accounts Receivable, received in connection with the Business that have not been fully refunded to customers prior to the Closing.

“Buyer Common Units” means common units representing limited partnership interests of Buyer.

“Buyer Fiscal Quarter” means a fiscal quarter of Buyer as determined by the Buyer Partnership Agreement.

“Buyer Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of Buyer, dated as of May 10, 2011, as may be amended, modified or supplemented from time to time.

“Cash and Cash Equivalents” means any cash and cash equivalents held by the Sellers as of the Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Conservation, and Liability Act of 1980, as amended, and any state analogs thereto, also as amended.

“COBRA” means Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consideration Units” means the Buyer Common Units issued to Sellers pursuant to Section 2.1.

“Closing Date Leases” means the leases between the applicable Sellers and Buyer or its designee to be entered into on the Closing Date in accordance with the terms for each lease set forth on Exhibit B.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction (excluding any of the foregoing relating to the physical purchase or sale of propane or other natural gas liquids in the ordinary course of business), futures transaction, cap transaction, floor transaction or collar transaction relating to one or more commodities, currencies, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction

(including any option with respect to any of these transactions), and any related credit support, collateral or other similar arrangements related to such transactions.

“DOJ” means the United States Department of Justice.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC.

“Environmental Laws” means any and all Governmental Requirements relating to the environment or worker health or safety, including, but not limited to, ambient air, surface water, groundwater, land surface or subsurface strata, or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including Hazardous Substances) or noxious noise or odor into the environment, or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, recycling, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including petroleum, petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls, chlorofluorocarbons (including chlorofluorocarbon-12 or hydrochloro-fluorocarbons), including without limitation CERCLA and RCRA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FERC” means the Federal Energy Regulatory Commission.

“FTC” means the Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles consistently applied by the Person to whose accounts such principles are then to be applied.

“General Partner” means NGL Energy Holdings, LLC, a Delaware limited liability company, in its capacity as the general partner of Buyer.

“Governmental Authority” means any national, federal, regional, state, provincial, county, municipal or local government or court, arbitrator, tribunal or commission, whether U.S. or foreign, or the government of any political subdivision of any of the forgoing, or any entity authority, agency, ministry or other similar body exercising executive, legislative, judicial, taxing, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform such functions.

“Governmental Requirement” means at any time (a) any Law or other requirement of any Governmental Authority in effect at that time or (b) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

“Hazardous Substances” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form or condition, polychlorinated biphenyls, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (b) any chemicals, materials or substances under Environmental Laws defined, included in the definition of, or otherwise considered or alleged to be “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import; and (c) any other chemical, substance or waste, exposure to which is prohibited by, limited by, or the presence of which is regulated under, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inventory” means (a) inventories of propane maintained by the Business and which are normally reflected in the financial statements of the Business as propane inventory and (b) all new and usable propane parts, fittings and appliances, which are normally reflected on the financial statements of the Business as such, and in each case of (a) and (b), which are part of the Acquired Assets and which are existing as of the Closing.  Such items of Inventory shall be valued, in the case of (a), at the market value at the respective point of supply as of the Closing Date, plus cost of transportation from point of supply to the location of storage with the exception of propane inventories which relate to pre-bought and pre-sold propane inventory, which shall be valued at their original cost for purposes of determining the amount of Inventory and, in the case of (b), at their original cost.

“Lienholder” means any Person possessing a Lien, other than Permitted Liens, on any of the Acquired Assets.

“Material Adverse Effect” means (a) any change in the Business, results of operations, financial condition, liabilities or prospects (whether or not the result thereof would be covered by insurance) of the Business that, individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the Business or (b) a change in the value, condition or use of the Acquired Assets that, individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the Acquired Assets, taken as a whole.

“Net Accounts Receivable” means the aggregate amount of the trade accounts receivable relating to the Business in existence as of the Closing which either (a) have been collected by Buyer on or before the date that is 90 days after the Closing Date or (b) which Buyer elects to continue to seek to collect for its own account after the end of such 90-day period.

“NFPA” means the National Fire Protection Association, Inc.

“Non-Competition Agreements” means the Non-Competition Agreements between each of Ernest Osterman, Vincent J. Osterman and Timothy A. Osterman, and Buyer, substantially in the form of Exhibit C.

“Pamphlet 58” means the publication prepared by the Technical Committee on Liquefied Petroleum Gases and acted on by the NFPA that sets standards for the storage and handling of liquefied petroleum gases, including, among other things, maintaining liquefied petroleum gas equipment and appliances, installing liquefied petroleum gas systems, storing portable containers and transporting liquefied petroleum gas.

“Permitted Liens” means (a)(i) Liens for Taxes, (ii) inchoate mechanic and materialmen Liens for construction in progress, (iii) workers’ or unemployment compensation Liens arising in the ordinary course of business, (iv) inchoate workmen, repairmen, warehousemen, customer, employee and carriers Liens arising in the ordinary course of business, in each of the cases described in (i), (ii), (iii) and (iv) with respect to obligations or claims that either are not delinquent or are being contested in good faith and by appropriate proceedings conducted with due diligence; (b) Liens arising under this Agreement or the other Transaction Agreements; and (c) Liens and imperfections of title (including Liens created by the operation of law, but not including Liens for the payment of borrowed money) that, singly or in the aggregate, would not, in Buyer’s reasonable determination, materially or adversely affect the title, use, value or operation of the asset subject to such Lien in the hands of a purchaser thereof.  Notwithstanding anything to the contrary in this Agreement, no Liens shall be permitted on any of the Acquired Assets that would not be permitted “Liens” under the Credit Agreement dated October 14, 2010 by and among Silverthorne Operating, LLC, NGL Supply, LLC, Hicksgas, LLC, NGL Supply Retail, LLC, NGL Supply Wholesale, LLC, and NGL Supply Terminal Company, LLC, as borrowers, the Buyer and certain subsidiaries of the Buyer as guarantors, and the lenders party thereto, dated October 14, 2010, as amended, modified or supplemented from time to time.

“Person” means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, association, labor union or other entity or Government Authority.

“Prepaid Expenses” means all prepaid expenses existing as of the Closing Date related to expenses to be incurred in connection with the operation of the Business after Closing.

“Quarterly Distribution” means a distribution of “Available Cash” (as defined in the Buyer Partnership Agreement) to holders of Buyer Common Units with respect to a Buyer Fiscal Quarter as declared by the board of directors of the General Partner and made pursuant to the Buyer Partnership Agreement.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended, and any state analogs thereto, also as amended.

“Real Property Leases” means the Assumed Leases and the Closing Date Leases.

“Registration Rights Agreement” means the First Amended and Restated Registration Rights Agreement between each applicable Seller, the other holders of Buyer Common Units parties thereto and Buyer, substantially in the form of Exhibit D.

“Related Persons” means any equityholder, officer or director of Seller, any officer or director of any such equityholder, or any spouse, child, relative, grantor, trustee or beneficiary of any of such Persons or any other affiliate of any such Persons.

“Release” means any release, spill, pumping, pouring, emptying, escaping, dumping, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or real or tangible property.

“Returned Receivable Amount” means the aggregate amount of trade accounts receivable related to the Business in existence as of the Closing which have not been collected by Buyer on or before the date that is 90 days after the Closing Date and for which Buyer did not elect to continue to seek to collect for its own account after the end of such 90-day period.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers’ Knowledge” means the actual knowledge, after reasonable investigation and due inquiry, of any of Ernest Osterman, Vincent J. Osterman and Timothy A. Osterman.

“Sellers Representative” means Vincent J. Osterman.

“Short-Term Agreement” means any contract, agreement or commitment entered into in the ordinary course of business that either (a) has a stated term that is no longer than twelve months, or (b) may be terminated without cause or penalty by any party thereto upon giving 45 days (or less) written notice to the other party.

“State Regulatory Authority” means any state agency or authority having jurisdiction over the facilities or operations of any Seller.

“Tank Proration Amount” means the amount attributable to prepaid tank rentals to the extent existing as of the Closing with such amount determined by pro-rating the tank rental income for the rent paid in advance for such tanks.

“Taxes” means any federal, state, local or foreign, income, profit, franchise (including without limitation those that are based on net worth, capitalization, income, margin or total assets), sales, use, transfer, withholding, social security, real property transfer, recording, value added, real or personal property or other taxes, assessments, fees, levies, duties (including without limitation customs duties and similar charges), deductions or other charges of any nature whatsoever (including without limitation interest, penalties or any addition thereto) imposed by any law, rule or regulation and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Returns” means returns and reports (including without limitation information and withholding returns and reports) of or relating to any Taxes.

“Underwriting Agreement” means that certain Underwriting Agreement, dated May 11, 2011 between Buyer, NGL Energy Holdings, LLC, Silverthorne Operating LLC, NGL Supply, LLC, Hicksgas, LLC and Wells Fargo Securities, LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein, as may be amended, modified or supplemented from time to time.  Such Underwriting Agreement was filed as Exhibit 1.1 to the Buyer’s Form 8-K filed with the SEC on May 17, 2011 and made available to Sellers through EDGAR.

“V.E. Properties LLCs” means, collectively, V.E. Properties I, LLC, V.E. Properties II, LLC, V.E. Properties III, LLC, V.E. Properties IV, LLC, V.E. Properties V, LLC, V.E.

Properties VI, LLC, V.E. Properties VII, LLC, V.E. Properties VIII, LLC, and V.E. Properties IX, each a Delaware limited liability company.

“Working Capital Payment” means (a) the sum of (i) Cash and Cash Equivalents, (ii) Net Accounts Receivable, (iii) Inventory, (iv) Prepaid Expenses, and (v) Agreed Capital Expenditures minus (b) the sum of (i) the Assumed Accounts Payable, (ii) the Assumed Customer Deposits and (iii) the Tank Proration Amount; provided that, to the extent mutually agreed by Sellers and Buyer, other items may be included in the calculation of the Working Capital Payment it being the intent of the parties that to the extent that an item is included which would increase the Working Capital Payment such item would be deemed a Purchased Asset and to the extent that such item would decrease the Working Capital Payment such item would be deemed an Assumed Liability to the extent and amount of its inclusion.

Section 1.2                          Terms Defined Elsewhere in the Agreement.  For purposes of this Agreement, the following terms shall have the meanings assigned to them in the sections indicated:

Term	Section

Acceptance Notice	Section 2.7(a)
Action	Section 3.19
Acquired Assets	Section 2.3
Acquired Assets Consideration	Section 2.1(b)(ii)
Agreement	Preamble
AO Interim Financial Statements	Section 3.3(b)
AO Year-End Financial Statements	Section 3.3(a)
Assumed Contract	Section 2.3(e)
Assumed Leases	Section 2.3(d)
Assumed Liabilities	Section 2.5(b)
Auditors	Section 2.7(a)
Business	Recitals
Buyer	Preamble
Buyer Financial Statements	Section 4.7
Buyer Indemnified Loss	Section 7.2
Buyer Indemnified Parties	Section 7.2
Buyer SEC Documents	Section 4.7
Ceiling Amount	Section 7.5(a)
Claim Notice	Section 7.4(b)
Closing	Section 2.6
Closing Date	Section 2.6
Combined Interim Financial Statements	Section 3.3(b)
Combined Year-End Financial Statements	Section 3.3(a)
Contributed Assets	Section 2.1(a)(i)
Contributed Assets Consideration	Section 2.1(b)(i)
Controlled Group	Section 3.20(b)
Damages	Section 7.2
Data Room	Section 9.13(a)

Term	Section

Dispute Notice	Section 2.7(a)
Election Period	Section 7.4(b)
Eligible Employees	Section 3.20(d)
ESA Properties	Section 5.15(a)
ESA Retained Property	Section 5.15(b)
Excluded Assets	Section 2.4
Excluded IP Assets	Section 2.4(d)
Financial Statements	Section 3.3(b)
Indemnity Notice	Section 7.4(e)
Indemnified Party	Section 7.4(b)
Indemnifying Party	Section 7.4(b)
Intellectual Property	Section 2.3(i)
Interim Financial Statements	Section 3.3(b)
Law	Section 3.2
Leases	Section 3.14
Lien	Section 3.2
Material Agreements	Section 3.12(a)
Osterman Retained Names	Section 5.23
Plan	Section 3.20(a)(i)
Purchased Assets	Section 2.1(a)(ii)
Purchased Assets Consideration	Section 2.1(b)(ii)
Purchased Fixed Assets	Section 2.3(c)
Purchased Inventory	Section 2.3(b)
Purchased Receivables	Section 2.3(a)
Records	Section 2.3(f)
Real Property	Section 2.3(d)
Retained Employees	Section 2.3(f)
Retained Liabilities	Section 2.5(a)
Sellers	Preamble
Seller Disclosure Letter	Article 3
Seller Indemnified Loss	Section 7.3
Seller Indemnified Parties	Section 7.3
Settlement Statement	Section 2.7(a)
Stockholders	Preamble
Third Party Claim	Section 7.4(b)
Threshold Amount	Section 7.5(a)
Transaction Agreements	Section 3.2
Unassigned Contract	Section 2.9
Warranties	Section 3.23
WARN Laws	Section 3.20(g)
Year-End Financial Statements	Section 3.3(a)

ARTICLE 2

PURCHASE AND SALE

Section 2.1                          Purchase and Sale.

(a)                                  Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall:

(i)                               contribute, assign, convey and transfer to Buyer or its designee all right, title and interest of Sellers in and to the assets set forth on Schedule 2.1(a)(i) (the “Contributed Assets”), free and clear of all Liens other than Permitted Liens; and

(ii)                            sell, assign, convey, and transfer to Buyer or its designee, all right, title and interest of Sellers in and to the assets set forth on Schedule 2.1(a)(ii) and those assets deemed to be set forth in Schedule 2.1(a)(ii) pursuant to Section 2.3 (the “Purchased Assets”).

(b)                                 Upon the terms and subject to the conditions of this Agreement, Buyer shall (with respect to subsections (i) and (ii) and with respect to subsection (iii) to the extent of any positive Working Capital Payment) and Seller shall (with respect only to subsection (iii) to the extent of any negative Working Capital Payment):

(i)                               at the Closing, deliver to Sellers, in consideration of the contribution, assignment, conveyance and transfer by Sellers of the Contributed Assets, an aggregate amount of 4,000,000 Buyer Common Units (the “Contributed Assets Consideration”);

(ii)                            at the Closing, (A) pay to Sellers, in consideration of the sale, assignment, conveyance and transfer by Sellers of the Purchased Assets and the payment in connection with the Non-Competition Agreements (other than the Purchased Assets which are included in the determination of the Working Capital Amount), $96,000,000 in cash (the “Purchased Assets Consideration” and, together with the Contributed Assets Consideration, the “Acquired Assets Consideration”), by wire transfer of immediately available funds to an account or accounts designated by Sellers Representative prior to Closing; and

(iii)                         after the Closing, pursuant to and as contemplated by Section 2.7 and in accordance with the timetables and procedures set forth in Section 2.7, if the Working Capital Payment is positive, then Buyer shall pay to Sellers the amount of any such positive Working Capital Payment and if the Working Capital Payment is negative, Sellers shall pay to Buyer the amount of any such negative Working Capital Payment.

(c)                                  In consideration for the contribution, sale, assignment, conveyance and transfer of the Acquired Assets, Buyer and Sellers agree, for the benefit of Sellers, that Buyer shall pay the Acquired Assets Consideration and any positive Working Capital Payment amount to Sellers Representative who shall be responsible for allocating and distributing such payments amongst Sellers.  Buyer shall have no responsibility or liability hereunder for Sellers Representative’s allocation and distribution of the Acquired Assets Consideration and any Working Capital Payment amount among Sellers.

Section 2.2                          Allocation of Acquired Assets Consideration.  The Acquired Assets Consideration shall be allocated among the Acquired Assets in the manner set forth on Schedule 2.2, which will be prepared in good faith and on a reasonable and supportable basis by Sellers and delivered to Buyer on or before September 15, 2011.  The allocations set forth on such Schedule 2.2 shall be used by Sellers and Buyer as the basis for reporting asset values and other items.  Unless otherwise agreed by Buyer and Sellers, neither Buyer nor Sellers shall, in connection with any tax return, any refund claim, any litigation or investigation or otherwise, take any position with respect to the allocation of the Acquired Assets Consideration which is inconsistent with the manner of allocation provided in Schedule 2.2.  Sellers and Buyer shall each promptly notify the others in writing upon receipt of notice of any pending or threatened tax audit or assessment challenging the allocations described in this Section 2.2.

Section 2.3                          Acquired Assets.  For purposes of this Agreement, the term “Acquired Assets” shall include the Contributed Assets set forth on Schedule 2.1(a)(i) and the Purchased Assets set forth on Schedule 2.1(a)(ii) and, subject to the provisions of Section 5.15(b), shall also include all right, title and interest of Sellers in and to the following assets, properties and rights that are used in or related to the Business, other than the Excluded Assets, whether or not such assets are specifically listed on Schedule 2.1(a)(i) or Schedule 2.1(a)(ii) and in which event and to the extent that any of the assets listed below are not so included on Schedule 2.1(a)(i) or Schedule 2.1(a)(ii), such assets shall be deemed for all purposes of this Agreement to be Contributed Assets to the extent such assets are of the same type and character (i.e. non-intangible assets) as those described on Schedule 2.1(a)(i), as if set forth on and incorporated by reference into Schedule 2.1(a)(i) and such assets shall be deemed for all purposes of this Agreement to be Purchased Assets to the extent such assets are of the same type and character (i.e. intangible assets) as those described on Schedule 2.1(a)(ii), as if set forth on and incorporated by reference into Schedule 2.1(a)(ii):

(a)                                  All accounts receivable (provided that, with respect to trade accounts receivable arising prior to the Closing, such trade accounts receivable are included only in the amount and to the extent included in the Working Capital Payment and which are thus not Returned Receivable Amounts), notes receivable, bid or performance deposits, employee advances and other miscellaneous receivables arising from the operation of the Business or the Acquired Assets, bank accounts and any Cash and Cash Equivalents.

(b)                                 All propane inventories and other inventories and related products and supplies (including appliances, parts and fittings) at the locations listed on Schedule 2.3(b) or which are otherwise held for use or useful by the Business and whether or not accounted for on the financial statements of Sellers (the “Purchased Inventory”).

(c)                                  All machinery and equipment, including tanks, pumps, bulk plant storage tanks, customer tanks and other containers, if any; furniture and fixtures; tools; leasehold improvements; trucks and automobiles; in each case including the items set forth on Schedule 2.3(c); and the computing and telecommunications equipment and other items of tangible personal property relating to the Business, including those set forth on Schedule 2.3(c) (the “Purchased Fixed Assets”).

(d)                                 (i) All right, title and interest of Sellers under Sellers’ existing leases with parties who are not Sellers for the lease of real property and personal property used in or related to the Business, including the real property set forth on Schedule 2.3(d)(i) (the “Assumed Leases”) to be assigned to Buyer, including any and all security, utility and other deposits owing to Sellers relating to the Assumed Leases, and (ii) all right, title and interest of Sellers with respect to the owned real property used in or related to the Business, including those set forth on Schedule 2.3(d)(ii) (the “Real Property”), subject to the provisions of Section 5.15(b) and subject to the right of Buyer to refuse the transfer of any real property not listed on Schedule 2.3(d)(ii) on account of environmental conditions or any other reason.

(e)                                  All right, title and interest in and to the contracts and agreements, including all amendments and modifications thereto, set forth on Schedule 2.3(e) (collectively, the “Assumed Contracts”).

(f)                                    To the extent permitted by applicable Law, all sales and business records, files, product specifications, drawings and correspondence; engineering, manufacturing, maintenance, operating and production records; personnel records of those employees of Sellers retained by Buyer after the Closing (the “Retained Employees”); customer lists; sales and marketing material; credit records and account histories of customers; manufacturing notebooks and log books; marketing or other studies; and all other books and records (other than records relating primarily to Excluded Assets), and in each case which relate to the Business, and copies of any of the same maintained at any facility of Seller (the “Records”).

(g)                                 All right, title and interest of Sellers under licenses, permits, registrations, approvals and franchises issued by any federal, state, local or foreign governmental or regulatory entity and used in the Business and in connection with any of the Acquired Assets, to the extent transferable, including those listed on Schedule 2.3(g).

(h)                                 All right, title and interest of Sellers under any agreement relating to the acquisition of any of the Acquired Assets from any third party, including any and all rights of indemnification, hold harmless agreements, covenants not to prosecute and other agreements and any and all other claims, demands, suits, actions, proceedings, causes of action or judgments against third parties relating to the Business or the Acquired Assets.

(i)                                     All intellectual property, including patents, trademarks, trade names, service marks, logos, trade secrets, copyrights, blueprints, drawings, computer software or hardware and similar items that are used, or contemplated for use, in connection with the Business or the Acquired Assets, other than the Excluded IP Assets (the “Intellectual Property”).

(j)                                     To the extent the same are transferable, all right, title and interest under all covenants and warranties relating to the Business or the Acquired Assets, express or implied (including title warranties and manufacturers’, suppliers’ and contractors’ warranties), that have heretofore been made by Sellers’ predecessors in title or any third party manufacturers, suppliers and contractors.

(k)                                  All Actions, judgments and rights against third parties (including insurance carriers) that are related to the Acquired Assets or the Assumed Liabilities.

(l)                                     At the option of Buyer, exercisable before or after the Closing, all other equipment, goods, intangibles and real and personal property used in or relating to the Business that is not an Excluded Asset.

Section 2.4                          Excluded Assets.  Notwithstanding Section 2.3, the Acquired Assets shall not include, and Buyer will not acquire any interest in or purchase, any of the following (collectively, the “Excluded Assets”):

(a)                                  Any equity interest of a Seller that is held by another Seller.

(b)                                 The real property not identified as an Acquired Asset or otherwise contemplated by this Agreement and which is listed on Schedule 2.4(b).

(c)                                  All insurance policies maintained by Sellers and all unearned premiums with respect to the Acquired Assets.

(d)                                 Any right, title or interest in the intellectual property, including the patents, trademarks, trade names, service marks, logos, trade secrets, copyrights, blueprints, drawings, computer hardware, software and similar items, that are listed on Schedule 2.4(d) (the “Excluded IP Assets”).

(e)                                  The Osterman Retained Names.

(f)                                    The other assets described on Schedule 2.4(f) including, but not limited to, the excluded contracts and agreements listed on such schedule.

(g)                                 All Actions, judgments and rights against third parties (including insurance carriers) that are related to the Excluded Assets or the Retained Liabilities.

Section 2.5                          Non-Assumption of Liabilities; Completion of Certain Contracts.

(a)                                  Subject to Section 2.5(b), Buyer is not assuming and will not assume any liabilities or obligations whatsoever of Sellers whether known or unknown and whether or not relating to the Business or the Acquired Assets (“Retained Liabilities”).  Specifically and without limiting the generality of the foregoing, Buyer is not assuming and will not assume any liabilities or obligations of Sellers for Taxes with respect to the Acquired Assets or the conduct of the Business for any period ending at or prior to the Closing or for any Taxes imposed in connection with the transactions contemplated by this Agreement or for any employment or employment related claims or liabilities or product or product liability related claims or liabilities, except to the extent and up to the amount by which such items are actually taken into account, included and specifically identified as a downward adjustment in the final calculation of the Working Capital Payment.

(b)                                 Upon the terms and subject to conditions contained herein, Buyer agrees to assume the following liabilities and obligations of the Business (the “Assumed Liabilities”):

(i)                                     the Assumed Contracts and the Assumed Leases at and after the Closing and to pay, perform and discharge when due, or to cause an affiliate of Buyer to pay, perform and discharge when due, to the extent they accrue at and after the Closing or are otherwise included as a reduction in the calculation of the Working Capital Payment, the obligations of Sellers under the Assumed Contracts and the Assumed Leases, and none other;

(ii)                                  all warranty work as required by Section 5.10; and

(iii)                               all other obligations of Buyer with respect to the Business or the Purchased Assets under any covenant or agreement of Buyer expressly provided for in this Agreement and all other payment obligations of the Business to the extent and in the amount that such payment obligations are included as a reduction in the calculation of the Working Capital Payment.

For the avoidance of doubt, the inclusion of an obligation as an Assumed Liability as a result of its inclusion as a downward adjustment in the calculation of the Working Capital Payment means that such Assumed Liability is actually taken into account, included and specifically identified in the final calculation of the Working Capital Payment and in such event the amount of the Assumed Liability shall not exceed the amount actually used in such final calculation to determine the Working Capital Payment.

Section 2.6                          Time and Place of Closing.  Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seder & Chandler, LLP located at 339 Main Street, Worcester, Massachusetts, commencing at 9:00 a.m. (local time), on the later of (i) October 3, 2011 (assuming all conditions to Closing set forth in Section 6.3 and Section 6.4 are satisfied or waived at such time, other than conditions that will satisfied by actions at the Closing) or (ii) the first business day of the first month following the satisfaction or waiver of all the conditions to Closing set forth in Section 6.3 and Section 6.4 (other than conditions that will be satisfied by actions at the Closing), or at such other location or date as the parties may mutually determine (the “Closing Date”).

Section 2.7                          Working Capital Payment Determination.

(a)                                  As soon as reasonably practicable, but in any event no later 120 calendar days following the Closing Date, Buyer, with the assistance of Sellers, shall cause to be prepared and delivered to Sellers a statement (the “Settlement Statement”) setting forth in reasonable detail the Working Capital Payment.  The Settlement Statement shall include (i) a list of the trade accounts receivable comprising the Net Accounts Receivable, categorized by (x) trade accounts receivable collected by Buyer on or before the date that is 90 days after the Closing Date and (y) trade accounts receivable that Buyer elects to continue to seek to collect for its own account after the end of such 90-day period and (ii) a list of the trade accounts receivable comprising the Returned Receivable Amount, which trade accounts receivable shall be deemed to be Excluded Assets.  To the extent that Buyer receives a remittance from an account debtor which is identified as a payment relating to a Returned Receivable Amount, Buyer shall endorse such remittance to the order of the applicable Seller and forward it to the applicable Seller immediately upon receipt thereof.  To the extent that a Seller receives any remittance from any account debtor which is not identified as a payment relating to a Returned Receivable Amount, such Seller shall endorse such remittance to the order of Buyer and forward it to Buyer immediately upon receipt thereof.  Upon receipt of the Settlement Statement, Sellers and Sellers’ independent accountants shall be permitted to examine the schedules and other information used or generated in connection with the preparation of the Settlement Statement.  Within 30 calendar days of receipt of the Settlement Statement, Sellers shall either agree in writing with the Settlement Statement (an “Acceptance Notice”) or deliver to Buyer a written report describing in reasonable detail its objections to the Settlement Statement (a “Dispute Notice”).  If Buyer and Sellers are unable to resolve any matters identified in the Dispute Notice within 30 calendar days after the delivery of the Dispute Notice, then, at the request of Buyer or Sellers, the specific matters in dispute shall be submitted to a nationally recognized independent accounting firm, other than Grant Thornton LLP, mutually agreeable to Buyer and Sellers (the “Auditors”), which firm shall render its opinion as to such matters.  Based on such opinion, the Auditors shall deliver to Buyer and Sellers its determination of the specified matters in dispute, which determination shall be final and binding on the parties.  The fees and expenses of the Auditors shall be borne one-half by Buyer and one-half by Sellers.

(b)                                 The Working Capital Payment shall be paid by the owing party within ten calendar days of (i) the delivery of the Acceptance Notice or (ii) if the Working Capital Payment is disputed, the resolution of the Working Capital Payment.  The Working Capital Payment shall be paid to the owed party by wire transfer of immediately available funds to an account or accounts specified in writing by such party.

Section 2.8                          Other Taxes, Utilities and Assessments; Other Allocations.  In the case of the Acquired Assets, any ad valorem, property or similar Taxes, any charges for utilities or similar costs or assessments, common area maintenance reimbursements to lessors, local business or other license fees or Taxes and other similar periodic charges and all payments under the Assumed Leased shall be prorated on a per diem basis through the Closing Date (based on estimates or the most recent amounts paid), with Sellers being responsible for all of such prorated charges attributable to the period up to the Closing Date and Buyer being responsible for all of such prorated charges attributable to the period on and after the Closing Date; provided that, Buyer shall be responsible for the payment of any such items relating to the period up to the Closing Date to the extent and up to the amount by which such items are actually taken into account, included and specifically identified as a downward adjustment in the final calculation of the Working Capital Payment.  Promptly upon receipt, Buyer or Sellers, as appropriate, shall provide the other with copies of all bills for such items for which the other party is wholly or partially responsible pursuant to this Section 2.8.  The resulting amount payable by Buyer or Sellers shall be paid promptly upon demand by the party to whom such payment is owed.

Section 2.9                          Condition to Transfer of Contracts.  Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that at the Closing, Sellers are not assigning to Buyer any Assumed Contract, Assumed Lease or other right which by its terms requires the consent of any other party unless such consent has been obtained prior to the Closing (each an “Unassigned Contract”).  With respect to each such Unassigned Contract or right, after the Closing, the applicable Seller(s) shall continue as the prime contracting party and the Sellers shall use their commercially reasonable best efforts to obtain the consent of all required parties to the assignment of such Unassigned Contract or right; provided, however, that Buyer shall be entitled to the net benefits of such Unassigned Contract or right accruing after the Closing to the extent that Sellers may provide Buyer with such benefits without violating the terms of such Unassigned Contract or right or, if the provision of such benefits to Buyer shall violate the terms of such Unassigned Contract or right, Sellers shall otherwise compensate Buyer for the reasonable value, if any, of such benefits.  Buyer shall reimburse the Sellers for Sellers’ expenses incurred in performing any Unassigned Contract to the extent such expenses are incurred after the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure letter delivered to Buyer concurrently with the execution hereof (the “Seller Disclosure Letter”), Sellers, jointly and severally, represent and warrant to Buyer as follows:

Section 3.1                          Organization and Good Standing.  Each Seller (other than the individuals) is an entity duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to transact business and is in good standing as a foreign entity in the jurisdictions where it is required to qualify in order to conduct its business as presently conducted, except where the failure to be so qualified would not have a Material Adverse Effect.  Each Seller has the power and authority to own, lease or operate all properties and assets now owned, leased or operated by it in connection with its business and to carry on its business as now conducted by it.

Section 3.2                          Consents, Authorizations and Binding Effect.  Each Seller (other than the individuals) has full power and authority to execute and deliver this Agreement and each other agreement or instrument to be executed and delivered in connection with the transactions contemplated hereby (collectively, the “Transaction Agreements”) by such Seller, to carry out and perform its undertakings and obligations as provided herein and therein and to consummate the transactions contemplated hereby and thereby.  Each of this Agreement and the other Transaction Agreements has been duly executed and delivered by each applicable Seller and constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The execution, delivery and performance of this Agreement and the other Transaction Agreements has been duly and validly authorized by all proper and requisite corporate, partnership or company, as applicable, actions on the part of each Seller (other than the individuals) and will not (a) conflict with or breach any provision of the certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, limited partnership agreement or other charter or governing documents, as applicable, of such Seller (other than the individuals); (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, mortgage, guaranty, deed of trust, license, contract, lease, agreement or other instrument or obligation to which such Seller is a party or by which it or any of its properties or assets are bound; (c) violate any order, writ, injunction, decree, judgment, statute, ordinance, code, rule or regulation (collectively, “Laws” and, individually, a “Law”) applicable to such Seller or any of its properties or assets; (d) except as required by the HSR Act, require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority; or (e) result in the creation or imposition of any title defect, conflicting claim of ownership right of way, hypothecations, or other legal or equitable encumbrance, limitation, order, decree, judgment, stipulation, settlement, attachment, restriction, right of first refusal, covenant, reservation, lease, lien, pledge, option, charge, claim, security interest, mortgage or any other right of any third party (“Lien”) on any of the Acquired Assets (or upon any revenues, income or profits of the Business therefrom), except in the case of clauses (b), (c) and (d) of this Section 3.2 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not have a Material Adverse Effect and would not adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement.  Except as set forth in Section 3.2 of the Seller Disclosure Letter, there is no Acquired Asset that may not be assigned to Buyer or its designee without the consent of a Person other than Sellers.

Section 3.3         Financial Statements.

(a)           Section 3.3(a)(i) of the Seller Disclosure Letter sets forth true and correct copies of the (i) combined balance sheet of Sellers (excluding AO Energy, Inc., Osterman Propane Storage, Inc. and the individuals) as of September 30, 2010 and 2009 and the combined statements of income and cash flows of Sellers (excluding AO Energy, Inc., Osterman Propane Storage, Inc. and the individuals) for the fiscal years then ended, reviewed by Sellers’ independent certified public accountants, whose report thereon is included therewith (collectively, the “Combined Year-End Financial Statements”) and (ii) balance sheets of AO Energy, Inc. as of December 31, 2010 and 2009 and the statements of income and cash flow of AO Energy, Inc. for the fiscal years then ended, compiled by Sellers’ independent certified public accountants, whose report thereon is included therewith (collectively, the “AO Year-End Financial Statements” and, together with the Combined Year-End Financial Statements, the “Year-End Financial Statements”).  Except as set forth in Section 3.3(a)(ii) of the Seller Disclosure Letter, the Year-End Financial Statements have been prepared from the books and records of Sellers and present fairly in all material respects the financial position of Sellers as of the date thereof and the results of operations and cash flows of Sellers for the year then ended.  The Combined Year-End Financial Statements have been prepared in accordance with GAAP applied on a consistent basis through the period involved (except as may be indicated in the notes thereto) and the AO Year-End Financial Statements have been prepared on an income tax basis.

(b)           Section 3.3(b) of the Seller Disclosure Letter sets forth true and correct copies of the (i) unaudited combined balance sheet of Sellers (excluding AO Energy, Inc., Osterman Propane Storage, Inc. and the individuals) as of June 30, 2011, 2011 and the unaudited combined statement of income of Sellers (excluding AO Energy, Inc., Osterman Propane Storage, Inc. and the individuals) for the period from October 1, 2010 to May 31, 2011 (the “Combined Interim Financial Statements”) and (ii) unaudited balance sheet of AO Energy, Inc. as of May 31, 2011 and the unaudited statement of income of AO Energy, Inc. for the period from January 1, 2011 to June 30, 2011 (the “AO Interim Financial Statements” and, together with the Combined Interim Financial Statements, the “Interim Financial Statements” and,

together with the Year-End Financial Statements, the “Financial Statements”).  The Interim Financial Statements have been prepared from the books and records of Sellers and present fairly in all material respects the financial position of Sellers as of the date thereof and the results of operations and cash flows of Sellers for the period then ended subject to year-end adjustments consistent with Sellers’ past practices.  The Combined Interim Financial Statements have been prepared in accordance with GAAP applied on a consistent basis through the period involved and on a basis consistent with the Year-End Financial Statements (except for required footnotes) and the AO Interim Financial Statements have been prepared on an income tax basis.

Section 3.4         Undisclosed Liabilities.  No Seller has any indebtedness or liability, absolute or contingent, that is of a nature required to be reflected on the combined balance sheets of Sellers included in the Financial Statements or in the footnotes thereto, in each case prepared in conformity with GAAP, and that is not shown on or provided for in the Financial Statements, other than (a) liabilities incurred or accrued in the ordinary course consistent with past practice since May 31, 2011 or (b) liabilities of Sellers that would not be required to be disclosed in an audited balance sheet (or notes thereto) prepared in accordance with GAAP.

Section 3.5         Absence of Changes.  Since May 31, 2011, the Business has been conducted in the ordinary course consistent with past practices and there has not been any change, event or occurrence in relation to the Business or the Acquired Assets that has had or would reasonably be expected to have a Material Adverse Effect.  Section 3.5 of the Seller Disclosure Letter sets forth any state of facts, events, changes or conditions since May 31, 2011 pursuant to which Sellers have:

(a)           created, assumed or permitted to be created or imposed any Liens (other than Permitted Liens) upon any of the Acquired Assets;

(b)           (i) adopted, established, amended or terminated any ERISA Employee Benefit Plan, or any other compensation plan or employee policies and procedures or (ii) taken any discretionary action, or omitted to take any contractually required action, if that action or omission either (A) depleted the assets of any Plan or any other compensation plan or (B) increased the liabilities or obligations under any such Plan;

(c)           sold, assigned, leased or otherwise transferred or disposed of any of the Acquired Assets other than the consumption of supplies in the ordinary course of the Business and the sale of inventory in the ordinary course of the Business at levels not exceeding past practice;

(d)           entered into, amended or (except through performance) terminated, or committed any material breach of, any Assumed Contract or Assumed Lease;

(e)           increased or committed or promised to increase the cash compensation or fringe benefits payable or to become payable to any officer, partner, employee or agent, consultant or independent contractor of a Seller with respect to the Business or made any discretionary bonus or management fee payment to any such Person, except bonuses or salary increases to employees at the times and in the amounts consistent with past practice;

(f)            implemented or adopted (i) any change in its accounting methods or principles or the application thereof or (ii) any material change in its tax methods or principles or the application thereof;

(g)           merged, consolidated or effected a share exchange with, or agreed to merge, consolidate or effect a share exchange with, any other entity;

(h)           waived any material rights or claims included in the Acquired Assets, other than the negotiation and adjustment of bills in the course of good faith disputes with customers in a manner consistent with past practice;

(i)            entered into any other transaction relating to or affecting the Business or the Acquired Assets which was not in the ordinary course of the Business and consistent with past practice, which involved an amount in excess of $500,000 or which was otherwise subject to disclosure hereunder;

(j)            made, or committed to make, capital expenditures with respect to the Business or the Acquired Assets in an aggregate amount in excess of $500,000 in any month;

(k)           instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Authority with respect to the Business or the Acquired Assets, except for settlement of workers’ compensation and similar claims or other claims for personal injury, in each case not in excess of $50,000;

(l)            assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any Person with respect to the Business or the Acquired Assets;

(m)          agreed, undertaken, or committed to carry out any investigation, assessment, remediation or response action regarding the presence or possible presence of Hazardous Substances with respect to the Business or the Acquired Assets; or

(n)           authorized or entered into any binding commitment (whether written or oral) to take any of the types of actions described in (a) through (m).

Section 3.6         No Defaults.  No condition or state of facts exists, or, with due notice or lapse of time or both, would exist, which (a) entitles any Person to obtain any Lien (other than a Permitted Lien) upon any of the Acquired Assets (or upon any revenues, income or profits of the Business therefrom) or (b) constitutes a violation or breach of, or a default under, any Assumed Contract or Assumed Lease by any Seller.

Section 3.7         Tax Matters.

(a)           Within the times and in the manner prescribed by law, Sellers have filed all Tax Returns which are or were required to be filed, have paid or provided for all Taxes shown thereon to be due and owing by them and have paid or provided for all deficiencies or other assessments of Taxes, interest or penalties owed by it; no Governmental Authority has asserted any claim for the assessment of any additional Taxes of any nature with respect to any periods covered by any such Tax Returns; all Taxes which are required to be withheld or collected by

Sellers have been duly withheld or collected and, to the extent required, have been paid or will have been paid when due to the proper Governmental Authority or properly segregated or deposited as required by Law.

(b)           Each Tax Return filed by Sellers reflects its respective liability for Taxes for such year or period and accurately sets forth all items (to the extent required to be included or reflected in such returns) relevant to its past liabilities for Taxes, including the tax bases of its properties and assets.  The provisions for Taxes payable reflected in the Financial Statements are materially adequate and correct.

(c)           Except as set forth in Section 3.7(c) of the Seller Disclosure Letter, Sellers have received no notice of any audit of any Tax Return of any Seller being in progress and, to the best of Sellers’ Knowledge, no such audit of any Tax Return of any Seller is threatened.

(d)           No extensions of time with respect to any date on which any Tax Return was or is to be filed by any Seller is in force.

(e)           Except as set forth in Section 3.7(e) of the Seller Disclosure Letter, Sellers have not waived or extended any applicable statute of limitations relating to the assessment of any Taxes.

(f)            Except as set forth in Section 3.7(f)(i) of the Seller Disclosure Letter, no issue has been raised with Sellers by any Governmental Authority which is currently pending in connection with any Tax Returns.  No material issues have been raised in any examination by any Governmental Authority with respect to Sellers which, by application of similar principles, could reasonably be expected to result in a proposed deficiency for any other past or future period not so examined.  Except as set forth in Section 3.7(f)(ii) of the Seller Disclosure Letter, there are no unresolved issues or unpaid deficiencies relating to any such examination.

(g)           There is no Tax sharing or other Tax-related agreement in effect among or between Sellers on the one hand, and any other Person, on the other hand.  Except as set forth on Section 3.7(g) of the Seller Disclosure Letter, Sellers are not subject to any partnership, joint venture, limited liability company or other arrangement which is treated as a partnership for federal, state or local income Tax purposes.

(h)           There are no Tax liabilities of Sellers or any affiliate of Sellers (including any liability pursuant to Treasury Regulation 1.1502-6 or any similar provision of state, local or foreign law) that could result in liability to Buyer or its designee as a transferee or successor or otherwise attach to the Acquired Assets.

Section 3.8         Title to and Condition of Assets.

(a)           Quality of Title.  Except as set forth on Section 3.8(a)(i) of the Seller Disclosure Letter, Sellers hold good, valid and indefeasible or marketable, as applicable, fee simple or leasehold, as applicable, title to the Acquired Assets including, but not limited to, the leasehold estates created under the Assumed Leases and all real and personal property owned or leased thereunder, in each case free and clear of all Liens other than Permitted Liens.  Except as set forth on Section 3.8(a)(ii) of the Sellers Disclosure Letter, all items comprising the tangible portion of the Acquired Assets were physically present at the facilities subject to the Real Property Leases or on the Real Property.

(b)           Condition.  To the best of Sellers’ Knowledge, the Real Property and the real property subject to the Real Property Leases and all equipment included in the Acquired Assets are (i) adequate for the uses to which it is being put and adequate and sufficient for the conduct of the Business and (ii) with respect to any such property or equipment with a net book value in excess of $5,000, in good operating condition and not in need of maintenance or repair except for ordinary, routine maintenance and repairs; and the operation of all such property and equipment as conducted during the 12-month period prior to the date hereof, and as presently conducted, is not in any material respect in violation of any applicable building code, zoning ordinance or other Law.  There are no material condemnation or rezoning proceedings pending or, to the best of Sellers’ Knowledge, threatened against or relating to the Real Property or the real property subject to the Real Property Leases, no material limited term zoning variances relating thereto and, except as set forth on Section 3.8(b) of the Seller Disclosure Letter, no tenants or occupants of any thereof having any rights of occupancy, right of first refusal, purchase option or similar right or option as against Sellers or such property.  Sellers have not experienced during the three years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required by Sellers or necessary for such property.  Sellers have not received any written or oral notice of any actual or threatened reduction or curtailment of any utility services supplied to the Real Property or the real property subject to the Real Property Leases.  The real property subject to the Real Property Leases has access to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water and other utilities used in the operation thereof.  No brokerage or leasing commissions or other compensation is or will be due or payable to any party with respect to or on account of any of the Leases or any extensions or renewals thereof or any other actions thereunder.  There are no unpaid charges, debts, liabilities, claims, or obligations arising from the ownership, leasing, possession or operation of the Real Property or the real property subject to the Real Property Leases, which could give rise to any mechanics’ or materialmans’ or other statutory liens.  To the best of Sellers’ knowledge the improvements located upon the Real Property and the real property subject to the Real Property Leases were built in a good and workmanlike manner, there are no known material defects in such improvements and there are no known defects in the geology, hydrology or soil condition of the Real Property or the real property subject to the Real Property Leases.  Sellers’ have not received any notices from any insurance company or governmental authority of any defects or inadequacies in the Real Property or the real property subject to the Real Property Leases, or any part thereof, which would materially and adversely affect the insurability of such property or cause an increase in the premiums for the insurance therefor.

(c)           Inventories.  To the best of Sellers’ Knowledge, the Purchased Inventory consists of items that are of a quality, quantity and condition saleable or usable in the ordinary course of the Business, are not defective and, except as set forth in Section 3.8(c) of the Seller Disclosure Letter, are valued and carried on the books and records of Sellers in accordance with GAAP.

(d)           Assets Complete.  Other than the Excluded Assets, the Acquired Assets constitute all of the material assets, rights and properties that are used or necessary for the conduct of the Business as conducted during the 12 months prior to the date hereof and as now conducted by Sellers.  All propane inventory of Sellers is (i) of a quality sufficient to meet industry specifications and (ii) of a quantity usable by Sellers and saleable at normal selling prices in the normal course of the Business.

(e)           Tax Liens.  There are no Liens for Taxes on any of Sellers’ assets.

Section 3.9         Certain Environmental Matters.  To the Seller’s Knowledge, except as set forth on Section 3.9 of the Seller Disclosure Letter:

(a)           Sellers have complied, and remain in compliance, with the provisions of all Environmental Laws applicable to the Business and the Acquired Assets and with all Governmental Requirements that are required pursuant to Environmental Laws for the occupation and operation of the Business and the Acquired Assets.  No asbestos-containing materials in any form or condition or materials or equipment containing polychlorinated biphenyls exist within or on any real property or improvements thereon included (or a lease of which is included) in the Acquired Assets.

(b)           Since July 1, 2009, Sellers have not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws or any liabilities, including any investigatory, remedial or corrective liabilities, relating to any Seller or the Business or Acquired Assets arising under Environmental Laws.  There are no unresolved, pending, or open matters regarding any actual or alleged violations of Environmental Laws that were initiated prior to July 1, 2009.

(c)           No Release at, from, in or on any site included in the Acquired Assets has occurred which would require reporting to Government Authorities or has caused or could reasonably be expected to cause claims for death, personal injury or property damage, or reasonably could be expected to require remediation to avoid deed record notices, restrictions, liabilities or other consequences that would not be applicable if that Release had not occurred.

(d)           Neither Sellers nor any agent or contractor of Sellers has handled, treated, recycled, stored, transported or arranged for or permitted the transportation of, disposed of, or arranged for or permitted the disposal of, or Released any substance, including any Hazardous Substances (and no Acquired Asset is contaminated with any such Hazardous Substance), or owned or operated the Business or the Acquired Assets in a manner that could reasonably be expected to lead to any claim against Sellers or the Acquired Assets, as a potentially responsible party or otherwise, for any clean-up costs, remedial work, damage to natural resources, personal injury or property damage, including any claim under CERCLA, RCRA or any other Environmental Laws.

(e)           No above ground or underground storage tanks that do not comply with applicable Laws, landfills, surface impoundments or disposal areas exist on or under any of the Acquired Assets.

(f)            Sellers have provided Buyer with copies of all environmental notices, violations, demands, orders, directives, investigations, studies, audits, assessments, reviews and other analyses conducted by or on behalf of the Sellers after July 1, 2009, or which otherwise are in the possession, custody or control of Sellers respecting any facility, site or other property presently owned or operated by Sellers and included (or a lease of which is included) in the Acquired Assets and which was conducted on or after July 1, 2009.

(g)           The transaction contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any person, pursuant to any Environmental Laws, including any so-called “transaction-triggered” or “responsible property transfer” requirements.

(h)           Sellers have not, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

(i)            No facts, events or conditions relating to the past or present facilities, properties or operations of the Sellers will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any damages or any other liabilities under Environmental Laws.

Section 3.10       Transfer of Acquired Assets.  At the Closing, Sellers are transferring and shall transfer to Buyer, and the Transaction Agreements are effective to vest in Buyer, good, valid and indefeasible or marketable, fee simple or leasehold, as applicable, title to the Acquired Assets, free and clear of all Liens, other than Permitted Liens.

Section 3.11       Intellectual Property. To the Sellers’ Knowledge, Sellers own or possess adequate licenses or other valid rights to use all Intellectual Property used or held for use in connection with the Business as currently being conducted, and, to Sellers’ Knowledge, there are no assertions or claims challenging the validity of any of such Intellectual Property that is owned by Sellers.  To Sellers’ Knowledge, the conduct of the Business as currently conducted does not conflict with the Intellectual Property rights of any Person, and Sellers have not received any notice or assertion of any such conflict.  To Sellers’ Knowledge, no Person is materially infringing any Intellectual Property owned by or licensed by or to Sellers.

Section 3.12       Contracts and Commitments.

(a)           Section 3.12(a) of the Seller Disclosure Letter sets forth a true and complete list, as of the date hereof, of the following contracts, agreements or commitments (including currently effective amendments and modifications thereto and including an asterisk (“*”) next to each of the Assumed Contracts) to which any Seller is a party (other than the individuals), by which any of their properties (other than real property listed on Schedule 2.4(b)) are bound or that relate to the conduct of the Business (specifying in each case the parties thereto), whether written or oral (collectively, the “Material Agreements”):

(i)            transportation agreements involving in excess of 100,000 gallons of propane per year (other than Short-Term Agreements);

(ii)           propane sale and supply agreements involving in excess of 100,000 gallons of propane per year (other than Short-Term Agreements);

(iii)          contracts or agreements, or a group of related contracts or agreements with the same party, for the purchase, sale or distribution of equipment, supplies, products or services, under which the undelivered balance of such equipment, supplies, products or services has a price in excess of $75,000 (other than propane sale and supply agreements that are not required to be listed pursuant to Section 3.12(a)(ii));

(iv)          to the extent such will exist on the Closing Date or for which there is a Lien on any of the Acquired Assets, contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money or for lines of credit;

(v)           real property leases calling for payments by any Seller of amounts greater than $30,000 per year;

(vi)          partnership or joint venture agreements;

(vii)         contracts limiting the ability of any Seller to compete in any line of business or with any Person or in any geographic area;

(viii)        contracts relating to any outstanding commitment for capital expenditures in excess of $50,000;

(ix)           (A) collective bargaining agreements and other contracts or agreements with any labor union or organization, and (B) employment agreements between any Seller and Related Persons or Eligible Employees;

(x)            contracts not entered into in the ordinary course of the Business other than those that are not material to the Business;

(xi)           contracts for the acquisition or disposition of real property, capital stock or other businesses;

(xii)          contracts providing for indemnification of any officer or director of any Seller;

(xiii)         agency, distributor, dealer, sales, marketing or similar agreements or arrangements with any Person that generates or refers business to a Seller (other than propane sale and supply agreements that are not required to be listed pursuant to Section 3.12(a)(ii)); and

(xiv)        contracts, agreements or commitments (whether written or oral) not otherwise disclosed in (i) — (xiii) above that are currently in effect and to which any Seller or their respective properties are bound that are material to the Business (excluding Short-Term Agreements that are not required to be disclosed pursuant to Section 3.12(a)(i) or (a)(ii)).

Sellers have previously provided Buyer with a true and complete copy of all Material Agreements and any written amendments or modifications thereto, and a description of any such amendments or modifications that are oral or through course of dealings.

(b)           All the Assumed Contracts are valid, binding and in full force and effect, have not been assigned, amended or supplemented in any material manner or respect, and upon assignment and assumption, with applicable consents if necessary, will be enforceable by Buyer in accordance with their respective terms.  There are no defaults by Sellers under any Assumed Contract, and no events have occurred that with the lapse of time or action or inaction by any party thereto would result in any violations thereof or any defaults thereunder.  To the best of Sellers’ Knowledge, none of the rights under the Assumed Contracts will be impaired by the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, and all such rights will inure to and be enforceable by Buyer after the Closing without any authorization, consent, approval, permission or license of, or filing with, any other Person.  The Business and the Acquired Assets are managed and operated by the management and employees and contractors of Sellers and are not subject to any contract, agreement, or arrangement, written or oral, that (i) purports to transfer any right or obligation to manage or operate the Business and the Acquired Assets to any third Person or (ii) restricts the management or operations of the Business geographically or territorially, other than agreements to which Buyer is a party.  Section 3.12(b) of the Seller Disclosure Letter lists, as of the date hereof, all bid bonds and performance bonds relating to the Business.

Section 3.13       Derivatives.  Section 3.13 of the Seller Disclosure Letter sets forth a complete and correct list of all Derivative Transactions (including each outstanding commodity hedging position) entered into by any Seller or for the account of any of their customers as of the date hereof.  All Derivative Transactions were, and any Derivative Transactions entered into after the date hereof will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Sellers, and were, and for any Derivative Transactions entered into after the date hereof will be, entered into with counterparties believed at the applicable time of execution of the applicable Derivative Transaction to be (i) financially responsible and (ii) able to understand (either alone or in consultation with their advisers) and bear the risks of such Derivative Transactions.  Sellers have duly performed all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Sellers’ Knowledge, there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

Section 3.14       Leases.  Section 3.14(a) of the Seller Disclosure Letter sets forth a list of all leases of personal property with minimum annual lease payments of $75,000 used in or related to the Business and Section 3.14(b) of the Seller Disclosure Letter sets forth all leases, subleases or licenses of or upon real property used in or related to the Business, including the Real Property Leases (collectively, the “Leases”).  Section 3.14(a) and Section 3.14(b) of the Seller Disclosure Letter indicates with an asterisk (“*”) each Lease in which any Related Person owns or has any interest, directly or indirectly, in any of the personal property or real property subject to such Lease.  Section 3.14(c) of the Seller Disclosure Letter contains a description of all buildings and other improvements located on the real property subject to the Leases.  Each of the Leases is valid, binding and in full force and effect and has not been assigned, modified, supplemented or amended, and there does not exist any default by Sellers, or to the best of Sellers’ Knowledge, any third party to such Lease, or event that with notice or lapse of time, or both, would constitute a default thereunder.  Sellers have not sublet any portion of the property subject to the Leases to any Person.  Upon assignment and assumption, with applicable consents if necessary, the Assigned Leases will be enforceable by Buyer in accordance with their respective terms.

Section 3.15       Insurance.  Section 3.15 of the Seller Disclosure Letter sets forth a list of all insurance policies carried by Sellers which relate to the Business or the Acquired Assets.  Sellers have previously provided Buyer with (a) a list of all insurance loss runs and worker’s compensation claims relating to the Business or the Acquired Assets and received for the most recently ended three policy years and (b) copies of all insurance policies carried by Sellers which relate to the Business or the Acquired Assets and are in effect, all of which currently are in full force and effect.

Section 3.16       Licenses and Permits.  To the best of Sellers’ Knowledge, and except for licenses and permits issued by municipalities for the installation and maintenance of propane tanks at customer locations, the licenses and permits listed in Section 3.16 of the Seller Disclosure Letter constitute all the licenses and permits necessary under Law or otherwise for Sellers to conduct the Business as now being conducted and to own, operate, maintain and use the Acquired Assets in the manner in which they are now, and during the preceding 12 months have been, operated, maintained and used.  Each of such licenses and permits and the rights of Sellers with respect thereto are valid and subsisting, in full force and effect and enforceable by Sellers.  Sellers are now and have at all times in the past five years been in compliance in all material respects with the terms of such licenses and permits.  To the best of Sellers’ Knowledge, none of such licenses or permits has been or is threatened to be revoked, canceled, suspended or modified.  Except as set forth in Section 3.16 of the Seller Disclosure Letter, none of such licenses or permits require consent or approval from, or notification of, any other Person in connection with the transfer thereof to Buyer or its designee at the Closing.

Section 3.17       Compliance with Law.  To the Sellers’ Knowledge, Sellers have complied with, and are now in compliance with, all material Laws applicable to the Business or the Acquired Assets, including those relating to the sale and distribution of propane (including the requirements of Pamphlet 58) and has not been charged with, or to the best of Sellers’

Knowledge, threatened with any alleged violation of any Law applicable to the Business or the Acquired Assets.  To the best of Sellers’ Knowledge, no condition or state of facts exists that would provide a valid basis for any such charge or allegation.

Section 3.18       Energy Regulatory Matters.

(a)           Except for general industry proceedings, including audits or reviews of individual companies arising from general industry proceedings, there are no pending or, to Sellers’ Knowledge, threatened FERC administrative or regulatory proceedings to which any Seller is a party.

(b)           No approval by any State Regulatory Authority is required in connection with the execution and delivery of this Agreement and the other Transaction Agreements by Sellers or the consummation of the transactions contemplated hereby and thereby.

Section 3.19       Litigation.  Except as set forth in Section 3.19 of the Seller Disclosure Letter, there is no suit, claim, action, arbitration or proceeding (an “Action”) pending or, to the best of Sellers’ Knowledge, threatened by or against Sellers by or before any Governmental Authority which relates to the Business or the Acquired Assets.  Sellers are not subject to any outstanding order, writ, injunction or decree that would adversely affect the ability of Sellers to consummate the transactions contemplated hereby.  There is no pending or, to the best of Sellers’ Knowledge, threatened investigation of or affecting any Seller or any of their properties, assets or operations or the Business, by any Governmental Authority.

Section 3.20       Employee Matters.

(a)           Employee Benefit Plans.  Section 3.20(a) of the Seller Disclosure Letter provides a description of each of the following which is sponsored, maintained or contributed to, or has been so sponsored, maintained or contributed to, by Sellers or any corporation, trade, business or entity under common control with Sellers within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA, since its inception prior to the Closing Date:

(i)          Each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, plans, programs or arrangements similar to employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) (“Plan”); and

(ii)           Each personnel policy, stock option plan (or similar equity-based compensation plan, program or arrangement), cafeteria plan or flexible spending arrangement established pursuant to Code Section 125, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, unemployment or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement of any employee of the Business, consulting agreement, and employment agreement.

(b)           Sellers are members of a group treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (collectively, the “Controlled Group”).  Following the Closing, at least one current member of the Controlled Group (other than Sellers) shall continue to maintain or sponsor a group health plan as defined in Section 5001(b)(1) of the Code.  No Seller nor any member of Sellers’ Controlled Group has ever sponsored, maintained or contributed to a “multiemployer plan” (within the meaning of ERISA section 4001(a)(3)), or any Plan subject to the minimum funding standards of Section 412 of the Code.

(c)           There exists no collective bargaining agreement or other labor union contract applicable to any employee of the Business.  Since July 1, 2006, no such agreement or contract has been requested by any employee or group of employees of the Business, and there has not been any discussion with respect thereto by management of Sellers with any employees of the Business.  Since July 1, 2006, there has not been any strike, work stoppage, organizational campaign, recognition, demand or documented labor dispute relating to the employees of the Business.

(d)           Section 3.20(d) of the Seller Disclosure Letter sets forth a true and complete list of each current employee engaged in the Business (the “Eligible Employees”) and sets forth the title, total annual compensation, total accrued vacation, other benefits and years of service with the Sellers and any predecessors that are currently credited for the purpose of determining benefits for each Eligible Employee.

(e)           No Seller and no affiliate is subject to any legal, contractual, equitable, or other obligation or commitment (whether legally binding or not) to (i) enter into or modify an employment agreement or (ii) establish, contribute to or modify an employee benefit plan (except to the extent required by applicable Law or the terms of a existing employee benefit plan disclosed pursuant to Section 3.20(a)), in each case with respect to which a Seller would have any liability or obligation.

(f)            The employment of each employee of Sellers may be terminated at any time by Sellers and to the best of Sellers’ Knowledge, no key employee of Sellers and no group of employees of Sellers has plans to terminate his, her or its employment at, prior or subsequent to the Closing, whether or not as a result of the transactions contemplated hereby.

(g)           Sellers have complied with all labor agreements and all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate authorities and has withheld and paid to the appropriate authorities, or is holding for payment of yet due to such authorities, all amounts required to be withheld from such employees of the Business and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.  Sellers expressly assume all obligations regarding any claims that any present or former employee, officer or partner has, or will have at the Closing, any claim against Sellers for any employment matter, including but not limited to (i) overtime pay for work done through the Closing; (ii) wages or salary for the work done through the Closing; (iii) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours, workplace conditions, or any other matter; or (iv) injuries or other damages which are not fully covered by insurance policies.  No Seller has had a “mass layoff” or “plant closing” within the meaning of the Workers Adjustment and Retraining Notification Act or any comparable state or local Law (collectively, “WARN Laws”) within the last four years for which there is any outstanding liability, and the transactions contemplated by this Agreement (either by themselves or in conjunction with other actions taken by Sellers) will not result in a “mass layoff” or “plant closing” within the meaning of any WARN Law.

Section 3.21       Customers and Suppliers.  Sellers have not had any customer that accounted for more than 10% of the sales relating to the Business during any calendar year since January 1, 2006, or any supplier from which Sellers purchased more than 60% of its requirements for that category of goods or services relating to the Business during such period.  Section 3.21 of the Seller Disclosure Letter sets forth a correct and current list of all customers of the Business who purchased more than 100,000 gallons of products or services from Sellers during the year ended September 30, 2010.  Based on information contained in the books and records of Sellers, as of May 31, 2011, Sellers have 75,000 active customers and such figure fairly presents, in all material respects, the number of active customers of Sellers.  An active customer for these purposes shall be a customer who had a transaction with the Sellers between January 1, 2010 and July 30, 2011.  Since January 1, 2011, except in the ordinary course of business, there has not been any material adverse change in the relationship or course of dealing between Sellers and any of their suppliers and customers, which would, cumulatively, have a Material Adverse Effect.

Section 3.22       Customer Deposits, Advances and Credits.  Section 3.22 of the Seller Disclosure Letter sets forth a true and complete list of customer deposits, advances and credits as of the date set forth thereon, which list fairly presents in all material respects the customer deposit, advance and credit liability of Sellers.

Section 3.23       Product Warranty.  To Sellers’ Knowledge, all products processed, distributed, shipped or sold by any Seller in connection with the Business conform with all applicable contractual commitments, except where a failure to conform by any Seller (a) would not permit the other party to terminate such contract, or (b) have a Material Adverse Effect.  Except as set forth on Section 3.23(a) of the Seller Disclosure Letter, no items, products or services distributed, sold or delivered by any Seller in connection with the Business are subject to any guarantee, express warranty, claim for product liability, or patent or other indemnity made by the Sellers.  Except as set forth on Section 3.23(b) of the Seller Disclosure Letter, the cost of materials and direct labor for all work performed by the Sellers required by any warranties for items, products or services of the Business (the “Warranties”) did not exceed $150,000 during the fiscal year ended September 30, 2010.

Section 3.24       Banking Relationships.  Section 3.24 of the Seller Disclosure Letter sets forth a true and complete list and description of each account, safe-deposit box or lock box with a banking or financial institution used by any Seller with respect to the Business, and the name of each Person authorized to draw on those accounts or deposits, or to borrow under any lines of credit or other loan facilities, or to obtain access to such boxes.

Section 3.25       Related Party Matters.

(a)           Except as set forth on Section 3.25(a) of the Seller Disclosure Letter, to the best of Sellers’ Knowledge, no Related Person (i) owns, directly or indirectly, any interest in (excepting not more than a one percent share holding for investment purposes in securities of publicly held and traded companies), or is an officer, director, partner, employee or consultant of, any Person which is a competitor, lessor, lessee, customer (excepting those spouses, children and relatives who pay for the products or services of the Business at prevailing market rates) or supplier of Seller; (ii) holds a beneficial interest in any Assumed Contract or other agreement of Sellers that is an Acquired Asset (other than stock options and other contracts, commitments or agreements between Sellers and such persons in their capacities as employees, officers or partners of Sellers); (iii) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including, without limitation, any patent, trademark, trade name, service mark, franchise, invention, permit, license, trade secret or confidential information) which is an Acquired Asset or which Sellers are using or the use of which is necessary for the Business; or (iv) has any cause of action or other claim whatsoever against Sellers with respect to the Business or the Acquired Assets.

(b)           Except as set forth on Section 3.25(b) of the Seller Disclosure Letter, all purchases and sales or other transactions, if any, between Sellers on the one hand, and any Related Person, on the other hand, within the three years immediately preceding the date hereof with respect to the Business have been made on the basis of prevailing market rates and on terms that, from the perspective of Sellers, are no less favorable than those which would have been available from unrelated third parties in an arm’s-length transaction.

Section 3.26       Investment Intent; Accredited Investor.

(a)           Each Seller receiving Consideration Units is acquiring them for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Each such Seller (either alone or together with its advisors) is (i) a sophisticated investor with sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Consideration Units, (ii) has been provided with or has had the opportunity to obtain information as desired to evaluate the merits and risks of its investment in the Consideration Units and (iii) is capable of bearing the economic risks of such investment.  Each Seller is aware that, when issued at Closing, the Consideration Units (i) will not be registered under the Securities Act or under any state or foreign securities Laws and (ii) will constitute “restricted securities” under federal securities laws and that under such laws and applicable regulations, none of such Consideration Units can be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

(b)         Each Seller receiving Consideration Units (i) is an “accredited investor” (as such term is used in Rule 501 under the Securities Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act), (ii) is able to bear the economic risk of its investment in Buyer and (iii) has sufficient net worth to sustain a loss of its entire investment in Buyer without economic hardship if such loss should occur.

Section 3.27       Full Disclosure.  To the best of Sellers’ Knowledge, neither the representations and warranties to Buyer in this Agreement nor any written information or statement furnished to Buyer by or on behalf of Sellers in connection with this Agreement and the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements made, in the context in which they are made, not false or misleading.  To the best of Sellers’ Knowledge, there is no fact that has not been disclosed to Buyer in writing and which could reasonably be expected to have a Material Adverse Effect.

Section 3.28       Copies of Documents.  Sellers have delivered or caused to be delivered or made available to Buyer true and complete copies of all Assumed Contracts, all Assumed Leases and all Intellectual Property.

Section 3.29       Brokers’ Fees.  Neither Sellers, nor any of their respective officers or directors, has employed any broker, finder or other person or incurred any liability on behalf of any Seller or Buyer for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

Section 4.1         Organization and Good Standing of Buyer.  Buyer is a limited partnership validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business and is in good standing as a foreign entity in the jurisdictions where it is required to qualify in order to conduct its business as presently conducted, except where the failure to be so qualified would not have a material adverse effect on Buyer.

Section 4.2         Consents, Authorizations and Binding Effect.  Buyer has full power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to carry out and perform its undertakings and obligations as provided herein and therein and to consummate the transactions contemplated hereby and thereby.  Each of this Agreement and the Transaction Agreements to which Buyer is a party has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party has been duly and validly authorized by all proper and requisite partnership actions on the part of Buyer and will not (a) conflict with or breach any provision of the partnership agreement or similar governing documents of Buyer; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, mortgage, guaranty, deed of trust, license, contract, lease, agreement or other instrument or obligation to which Buyer is a party or by which it or any of its properties or assets are bound; (c) violate any Law applicable to Buyer or any of its properties or assets; or (d) except as required by the HSR Act, require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority, except in the case of clauses (b), (c) and (d) of this Section 4.2 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 4.3         Litigation; Orders.  There is no Action pending or, to the best of Buyer’s knowledge, threatened against or relating to Buyer by or before any Governmental Authority which would adversely affect the ability of Buyer to consummate the transactions contemplated hereby.  Buyer is not subject to any outstanding order, writ, injunction or decree that would adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

Section 4.4         Availability of Funds.  Buyer currently has sufficient immediately available funds in cash or pursuant to financing arrangements to which it is a party and sufficient authorized Buyer Common Units to pay and issue the Purchased Assets Consideration and the Contributed Assets Consideration, as applicable, pursuant to this Agreement and to effect the transactions contemplated hereby.

Section 4.5         Brokers’ Fees.  Neither Buyer, nor any of its officers or directors, has employed any broker, finder or other person or incurred any liability on behalf of any Seller or Buyer for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

Section 4.6         Common Units.  All of the issued and outstanding common units of Buyer have been and, upon issuance pursuant to this Agreement, the Consideration Units will be, (a) duly authorized, validly issued, and fully paid and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time) and (b) issued in compliance with all applicable state and federal securities Laws.

Section 4.7         Securities Filings.  Buyer has furnished or made available to Sellers (through EDGAR or otherwise) true and complete copies of all reports or registration statements it has filed with the SEC under the Securities Act and the Exchange Act (the “Buyer SEC Documents”).  As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, none of the Buyer SEC Documents filed under the Exchange Act contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC.  None of the Buyer SEC Documents filed under the Securities Act contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time such Buyer SEC Documents became effective under the Securities Act.  Buyer’s financial statements, including the notes thereto, included in the Buyer SEC Documents (the “Buyer Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly Buyer’s consolidated financial position at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).  Since the date of the balance sheet for Buyer’s most recent fiscal year end included in the Buyer Financial Statements, Buyer has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

Section 4.8         Offers to Eligible Employees.  The Buyer anticipates offering employment to substantially all of the Eligible Employees.

Section 4.9         No Material Adverse Change.  No material adverse change in the business or financial condition of the Buyer has occurred after the date of the Buyer Financial Statements.

ARTICLE 5

COVENANTS AND ACKNOWLEDGMENTS

Section 5.1         Taxes.

(a)           Seller shall pay all sales, transfer or similar Taxes arising out of or in connection with the transactions effected pursuant to this Agreement.  Sellers and Buyer shall cooperate in filing all necessary documentation and returns with respect to such Taxes.

(b)           Sellers shall pay all Taxes with respect to the Business and the Acquired Assets that are payable with respect to periods ending on the Closing Date or any other transaction occurring at or prior to the Closing.  Buyer shall pay all Taxes with respect to the Business and Acquired Assets that are payable or become payable with respect to periods commencing after the transfer thereof on the Closing Date.

Section 5.2         Access and Records.

(a)           Sellers will give or cause to be given to Buyer and its authorized representatives reasonable access (including daily access for the purpose of evaluating potential post-closing cost savings, training of employees and observation of procedures and controls related to the Business) to all personnel, sites, properties, agreements, commitments, books and records of Sellers and their accountants, and will permit Buyer and its authorized representatives or cause them to be permitted to make such copies and inspections thereof as they may reasonably request.

(b)           Sellers and Buyer agree that, so long as the books and records retained by Sellers relating to the Business or the Acquired Assets or the books and records delivered to Buyer hereunder remain in existence and available, each party shall have the right to inspect and, at its expense, to make copies of the same at any time upon reasonable notice during business hours for any proper purpose.  For a period of seven years following the Closing Date, the parties hereto will not, without first having offered to deliver the same to the other party, destroy or permit the destruction of any of such books and records in its possession.  Each party agrees that it will make available to the other and to any accountants or attorneys or tax agents authorized by such other party, at the expense of the party requesting the same, any such records or information needed in connection with any Tax matters, litigation or similar matters.

Section 5.3         Audited Financial Statements.  Sellers agree to provide access to the books and records of the Sellers to allow an outside auditing firm selected by Buyer (such firm which may be, and which Sellers agree to permit, the outside auditing firm currently used by Sellers) to prepare at Buyer’s expense any information Buyer reasonably believes is required to be furnished or provided by Buyer pursuant to applicable securities Laws, including (i) audited financial statements relating to Sellers, the Business and/or the Acquired Assets and Assumed Liabilities for their fiscal years ended 2010, 2009 and 2008, including combined or consolidated balance sheets of Sellers as of the end of such fiscal years and the combined or consolidated statements of operations, cash flows and owners’ equity for each of the fiscal years then ended and (ii) unaudited combined and comparative interim financial statements as of and for the applicable quarterly periods in 2011, if any, and the comparable quarterly periods in 2010 and 2009.  Sellers will: (A) to the extent required by applicable securities Laws, allow Buyer to use such audited financial statements in Buyer’s filings with the SEC (and will use their commercially reasonable efforts to obtain any necessary consent if required), (B) allow the outside auditing firm to review the combined and comparative interim unaudited financial statements, (C) direct Sellers’ auditors to provide the Buyer’s auditors access to the auditors’ work papers and (D) use their commercially reasonable efforts to assist Buyer with such audit and to provide other financial information reasonably requested by Buyer, including the delivery by Sellers and their affiliates of any information, letters and similar documentation reasonably requested by such auditors, including reasonable “management representation letters” and attestations.  Buyer shall pay and/or reimburse Sellers for all reasonable costs incurred by Sellers in connection with the preparation of financial information referenced in this Section 5.3 if the Closing occurs.

Section 5.4         Periodic Operating Information.  From the date hereof through the Closing Date, Sellers shall deliver monthly management prepared financial operating information in the form presently given to the Sellers’ officers and directors, prepared in the ordinary course of business consistent with past practices.

Section 5.5         Conduct of Business Pending Closing.  Except as set forth in Section 5.5 of the Seller Disclosure Letter, until the Closing Date and, with respect to any Acquired Assets retained by Sellers pending conveyance, until such time as such Acquired Assets are conveyed to Buyer or its designee, Sellers will:

(a)           carry on the Business in substantially the same manner as it has since July 1, 2009 and will not introduce any material new policy or method of management, operation or accounting;

(b)           maintain the Acquired Assets, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

(c)           perform all its obligations under agreements relating to or affecting the Business or the Acquired Assets;

(d)           keep in full force and effect without interruption all its present insurance policies relating to the Business or the Acquired Assets or other comparable insurance coverage;

(e)           use commercially reasonable efforts to (i) maintain and preserve the Business and the Acquired Assets, (ii) subject to hiring and terminating employees in the ordinary course, retain its present employees who are involved in the operation of the Business and (iii) preserve for the benefit of Buyer the goodwill of and relationships with suppliers, customers and others having business relations with the Business; and

(f)            comply with all applicable Governmental Requirements relating to the Business or any of the Acquired Assets.

Section 5.6         Release.  Effective as of the Closing Date, Sellers, jointly and severally, without the necessity of executing any other document, release and discharge the Business and the Acquired Assets from any and all claims, contentions, demands, causes of action at law or in equity, debts, Liens, agreements, notes, obligations or liabilities of any nature, character or description whatsoever, whether known or unknown, which Sellers may now or hereafter have against the Business or the Acquired Assets by reason of any matter, event, thing or state of facts occurring, arising, done, omitted or suffered to be done at or prior to the Closing.  It is understood by Sellers that the facts in respect of which this release is given may hereafter turn out to be different from the facts known or believed to be true.  Sellers therefore expressly assume the risk of the facts turning out to be so different and agree that the foregoing release shall be in all respects effective and not subject to termination or rescission by any such difference in facts.

Section 5.7         Dispute Assistance.  Sellers agree that in the event of any dispute with third parties with respect to the Business or the Acquired Assets arising out of or relating to events which occurred at or prior to the Closing, they shall cooperate with Buyer, at no cost to Buyer, in the resolution of such dispute, including, without limitation, making appearances in any litigation which may result therefrom; provided, however, that Sellers’ agreement so to cooperate shall not be deemed an acceptance by Sellers of any liability arising from such dispute, as to which the other provisions of this Agreement shall control.

Section 5.8         Access to Eligible Employees.  After the date of this Agreement at the applicable locations of Sellers, Buyer shall be entitled (a) to access employee information relating to each Eligible Employee, to the extent permissible under applicable Laws (including any limitations applicable to medical or any other records), and (b) during normal business hours, to consult with the Eligible Employees; such consultation to be scheduled to reasonably accommodate the schedules of both the Eligible Employee and Sellers. At any time on or before the Closing Date, Sellers may add or delete individuals from the list of Eligible Employees as a result of the hiring or the voluntary or involuntary termination of Eligible Employees or similar circumstances involving Eligible Employees or to maintain the safe and efficient operation of the assets.

Section 5.9         Certain Employee Matters.

(a)           No Assumption of Employee Obligations.  Buyer will not be obligated to assume or pay and Sellers hereby agree to assume or pay any employee benefit (statutory or otherwise) or compensation plan or arrangement or portion thereof, bonus obligations, severance obligations or any other obligations that may become payable as a result of the consummation of the transactions contemplated by the Agreement applicable to any employees or agents of the Business or as a result of service with Sellers until the Closing Date.

(b)           COBRA.  Without limitation to Section 5.9(a), Buyer shall be responsible for the continuation of health plan coverage pursuant to the requirements of COBRA for all Retained Employees and qualified beneficiaries thereof, under a group health plan covering such employees.  Seller shall be responsible for the continuation of health plan coverage, in accordance with the requirements of COBRA for all employees of Sellers, and all qualified beneficiaries thereof, under a group health plan covering such other employees, who, prior to the Closing, (i) are receiving or are entitled to receive COBRA benefits or (ii) who have lost or lose health care coverage (A) prior to the Closing Date or (B) in connection with or following the transactions contemplated in this Agreement.

(c)           Workers Compensation.  Without limitation to Section 5.9(a), Sellers will be responsible for any workers’ compensation obligations, if any, relating to any employee of Sellers for injuries to the extent incurred prior to the Closing Date and any required premiums to applicable Governmental Authority insurance funds for workers’ compensation for employees of Sellers who do not become Retained Employees.  Buyer will be responsible for any workers’ compensation obligations, if any, relating to injuries to the extent incurred by any Retained Employee on or after the Closing Date and any required premiums to applicable Governmental Authority insurance funds for workers’ compensation for all Retained Employees on and after the Closing Date.

(d)           Pre-Closing WARN Obligations.  Sellers shall be responsible, at their sole cost and expense, for compliance with any WARN Law obligations arising prior to Closing, including, but not limited to, any and all payments to employees arising thereunder.  Sellers shall notify Buyer prior to Sellers (i) taking any action that would result in any obligations arising under any Warn Law or (ii) making any filings in compliance with any WARN Law.

Section 5.10       Warranty Work.  For the time period commencing on the Closing Date and expiring on the expiration date of the relevant Warranty pursuant to the contract for such Warranty and consistent with prior practices, Buyer agrees that it shall, or shall cause the Business to, perform all warranty work as required by such Warranty to be performed by the Business on any item, product or service repaired, sold or shipped, as applicable, by the Business prior to the Closing Date.

Section 5.11       Government Reviews. In a timely manner, Sellers and Buyer shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.  Sellers and Buyer shall reasonably cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications, and negotiations.  Without limiting the foregoing, within ten business days following the execution of this Agreement, Buyer and Sellers will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required by the HSR Act for the transactions contemplated by this Agreement and the Transaction Agreements, and request early termination of the waiting period thereunder.  Buyer and Sellers agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act.  Buyer and Sellers shall cooperate with each other and shall promptly furnish all information to the other party that is necessary in connection with Buyer’s and Sellers’ compliance with the HSR Act.  Buyer and Sellers shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto.  Buyer and Sellers shall use their commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby.  For purposes of this Section 5.11, the “commercially reasonable efforts” of Buyer shall not require Buyer or any of its affiliates to agree to any prohibition, limitation or other requirement seeking to prohibit or limit the ownership or operation by Buyer or any of its affiliates of any portion of the existing or currently contemplated business or assets of Buyer or any of its affiliates, or to compel Buyer or any of its affiliates to dispose of or hold separate any portion of the existing or currently contemplated business or assets of Buyer or any of its affiliates, in each case as a result of any of the transactions contemplated by this Agreement or the other Transaction Agreements.  All filing fees incurred in connection with the HSR Act filings made pursuant to this Section 5.11 shall be borne by Buyer.

Section 5.12                    Release of Liens.  On or before the Closing Date, Sellers shall have extinguished the Liens on any and all of their assets.

Section 5.13                    Tax Lien Waivers and Clearance Certificates.  On or before the Closing Date, Sellers shall have obtained from the Massachusetts Department of Revenue waivers of corporate tax lien for each Seller that is a corporation and a letter of compliance for each Seller that is not a corporation and similar certificates from each other state or local jurisdiction in which Sellers do business to ensure that no Tax Liens could foreseeably arise as a result of the consummation of the transactions contemplated by this Agreement.

Section 5.14                    Subdivided Real Property.  Prior to the Closing Date, Sellers shall use commercially reasonable efforts, at their sole cost and expense, to subdivide the real property described on Schedule 5.14 in the manner described in sufficient detail in such schedule.  If Sellers are unable to effect such subdivisions prior to the Closing Date, then such real property shall be conveyed to Buyer without subdivision at Closing, and Buyer shall use commercially reasonable efforts to effect such subdivisions at Sellers’ sole cost and expense as soon as possible following the Closing Date.  Until such subdivisions are effected, Buyer shall lease such subdivided portions of real property to the applicable Seller on terms acceptable to Buyer and with a nominal annual lease payment of $1.00 (triple net).  As each such subdivision is effected, Buyer shall convey the applicable portion of such subdivided real property to the applicable Seller within a commercially reasonable time at Sellers’ sole cost and expense.

Section 5.15                    Environmental Site Assessments and Retained Property.

(a)                                  Parties agree that Buyer, at its sole cost and expense, may conduct through one or more environmental consultants, environmental site assessments (including, but not limited to, Phase 1 assessments and any environmental testing deemed by Buyer to be appropriate as a result thereof) on any Real Property and, to the extent owned or controlled by any Seller or any of their affiliates or otherwise permitted by the Real Property Leases, real property covered by Real Property Leases (together with the Real Property, the “ESA Properties”).  In connection with the performance of an environmental site assessment, Sellers will, and will cause their affiliates to, give Buyer and its representatives reasonable access during normal business hours to (i) the ESA Properties, (ii) personnel and representatives of Sellers responsible for the ESA Properties and (iii) Records relating to the ESA Properties.  Buyer shall give reasonable advanced notice prior to the performance of any environmental site assessment.  Sellers shall use reasonable efforts to obtain authorizations from third parties to the extent necessary to review relevant Records or to gain access to the ESA Properties.  Buyer and its representatives shall abide by Sellers’ and any relevant third party’s safety rules, regulations and operating policies and shall coordinate such environmental site assessments in a manner that minimizes interference with the operation of the Business.

(b)                                 In the event any environmental site assessment identifies a recognized environmental condition, Buyer shall have the right, in its sole discretion, to require that such Real Property or Real Property Lease (a “ESA Retained Property”) be retained by Sellers until such time as the recognized environmental condition is remediated or otherwise resolved to the sole satisfaction of Buyer, at which time the ESA Retained Property shall be conveyed to Buyer or its designee within a commercially reasonable time upon its request.  Until such time as such ESA Retained Property is conveyed to Buyer or its designee, Sellers shall grant Buyer or its designee a perpetual lease on terms acceptable to Buyer and with a nominal annual lease payment of $1.00 (triple net) or, to the extent preempted by an existing lease, full rights of access to the extent permitted under such lease.

Section 5.16                    Title Commitments and Surveys.

(a)                                  Sellers shall obtain and deliver, for the benefit of Buyer and the cost of which is to be borne by Buyer, commitments of title insurance, each in a form and from a title insurance company satisfactory to Buyer, covering the Real Property and, to the extent requested by Buyer, the Real Property Leases.  Such commitments shall be delivered, (i) in the case of Real Property, within 30 days of this Agreement and (ii) in the case of requested Real Property Leases, within 30 days of such request.  Each commitment shall be accompanied by one copy of all recorded documents relating to or affecting such property.

(b)                                 With respect to each parcel for which a commitment of title insurance is to be delivered pursuant to Section 5.16(a), Sellers shall obtain and deliver to Buyer a tape survey, each in form and from a licensed surveyor satisfactory to Buyer.  Such surveys shall be delivered, (i) in the case of Real Property, within 30 days of this Agreement and (ii) in the case of Real Property Leases, within 30 days of the request for a commitment of title insurance pursuant to Section 5.16(a).

Section 5.17                    Exclusivity.  No Seller will (or will permit any, director, officer, agent or representative thereof to) (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition (directly or indirectly) of any equity interests or any of the assets of Sellers (including any acquisition structured as a merger, consolidation, lease or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  Sellers will use their commercially reasonable efforts to cause their financial advisors and other representatives not to do any of the foregoing.  Sellers will promptly notify Buyer if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry or contact.

Section 5.18                    Securities Restrictions.

(a)                                  Each Seller agrees not to, and to cause its affiliates not to, directly or indirectly:

(i)                                     transfer any legal or beneficial interest in any Buyer Common Units or other securities issued by Buyer in respect of such Buyer Common Units in violation of the Securities Act or any other applicable securities Law; or

(ii)                                  except as otherwise agreed by the General Partner, transfer any legal or beneficial interest in any Consideration Units prior to the occurrence of the “payable date” for the Quarterly Distribution declared in the Buyer Fiscal Quarter in which the Closing Date occurs and made in connection with the Buyer Fiscal Quarter ending prior to the date the Closing Date occurs.

(b)                                 Each Seller agrees to be bound by Section 3(j) of the Underwriting Agreement for the remaining term of the “Lock-Up Period” (as such term is defined in the Underwriting Agreement).

Section 5.19                    Stop Transfer Instructions and Legends.  Buyer may adopt any procedures and take any steps it deems reasonably necessary to prevent any transfers of Buyer Common Units or other securities issued by Buyer in respect of any Buyer Common Units by Sellers and their affiliates in violation of Section 5.18, including issuing stop transfer orders to its transfer agent.  In addition, each Seller acknowledges and agrees that each certificate representing any Consideration Unit or other security issued by Buyer in respect of any such Consideration Unit shall bear the following restrictive legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR THE SUBMISSION OF SUCH OTHER EVIDENCE SATISFACTORY TO THE PARTNERSHIP TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT.

When Buyer reasonably believes that Sellers may sell the Consideration Units without registration of the Consideration Units pursuant to the Securities Act, Buyer shall authorize the removal of any restrictive legend or stop transfer instructions relating to such Consideration Units.  If Buyer has a reasonable doubt about whether Sellers may sell the Consideration Units without registration pursuant to the Securities Act, Buyer shall have the right to require Sellers to deliver to Buyer a legal opinion from a law firm, and in a form, reasonably acceptable to Buyer.

Section 5.20                    Forbearance of Quarterly Distributions.

(a)                                  Each Seller acknowledges and agrees that holders of Consideration Units shall not be entitled to and hereby waive any right to and shall forbear from taking any Quarterly Distributions declared or made with respect to a Buyer Fiscal Quarter ending prior to the Closing Date.

(b)                                 The General Partner, in its sole discretion, may amend the Buyer Partnership Agreement at any time to give effect to this Section 5.20.

Section 5.21                    Publicity.  The parties agree to consult with each other prior to the issuance of any press release or public statement relating to or concerning this Agreement or the transactions contemplated by this Agreement.  Such consultation shall include prior notification of a party’s intent to issue a press release accompanied by a copy of the proposed language of such press release or public statement.  If Buyer or Seller is required to issue a press release by Law or the rules and regulations of a national securities exchange, it shall notify the other party prior to such issuance.

Section 5.22                    Mail Received After Closing.  Except for mail addressed to Ernest Osterman, Vincent J. Osterman or the V.E. Properties LLCs, following the Closing, Buyer may receive and open all mail addressed to Sellers and, to the extent that such mail and the contents thereof relate to the Business or the Acquired Assets, deal with the contents thereof in its discretion.  Buyer shall promptly forward all mail addressed to Ernest Osterman, Vincent J. Osterman or the V.E. Properties LLCs to Sellers Representative; provided that, Sellers Representative shall promptly return any such mail that relates to the Business to Buyer.

Section 5.23                    Osterman Retained Names.  Buyer acknowledges and agrees that after Closing, Sellers shall retain the ability to use common law trademarks, tradenames and uses of “Osterman” that are unrelated to the Business and the storage, transport, distribution, procurement, supply or sale of natural gas liquids and natural gas liquids-related products (such names, the “Osterman Retained Names”).

Section 5.24                    Compliance with Bulk Sales Laws.  The parties hereby waive compliance by the parties with the bulk sales or bulk transfer laws and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement or the Transaction Agreements.  Sellers will, without regard to the Threshold Amount limitations set forth in Article 7, indemnify Buyer Indemnified Parties from, and hold them harmless against, any damages relating from or arising out of the parties’ failure to comply with any of such laws in respect of the transactions contemplated by this Agreement or the Transaction Agreements.

Section 5.25                    Damage or Destruction.  If, prior to Closing, any portion of the Acquired Assets is damaged or destroyed by fire, the elements or any cause, Sellers shall promptly notify Buyer of said damage or destruction, in writing.  Sellers shall, at Buyer’s option, (a) fully and properly repair the same or restore such Real Property to the condition required hereby prior to the Closing Date, (b) permit Buyer to deduct the cost of so repairing the same from the Purchased Assets Consideration payable at the Closing or (c) assign to Buyer, Sellers’ right, title and interest in and to all insurance proceeds resulting or to result from said damage or destruction and reimburse Buyer, in cash, for any deductible amounts under its insurance policies.

Section 5.26                    Condemnation.  If a public or private entity with the power of condemnation commences proceedings against all or any material part of the Real Property or the real property covered by the Real Property Leases, Sellers shall promptly notify Buyer, and Buyer, at Buyer’s sole option, shall have the right to eliminate such portion of the Real Property or the Real Property Leases from the Acquired Assets to be conveyed to Buyer hereunder and reduce the Purchased Assets Consideration by an amount equal to the book value of the Real Property or Real Property Leases so eliminated, if Buyer gives written notice of its election to do so.  If Buyer elects to proceed and to consummate the purchase, the parties shall fully perform their obligations under this Agreement, with no reduction in the Purchase Price and Sellers shall assign to Buyer, at the Closing, all of Sellers’ right, title and interest in any award arising from or related to the condemnation proceedings.

Section 5.27                    Buyer Designees.  Buyer shall use commercially reasonable efforts to inform Sellers of any designee or designees to receive a conveyance or other transfer of Acquired Assets pursuant to this Agreement no later than five business days prior to the date of such conveyance or transfer.

Section 5.28                    Instructions for Acquired Assets Consideration.

(a)                                  Within 30 days of this Agreement, the Sellers Representative shall deliver written notice to Buyer identifying each Seller that will receive Consideration Units at Closing.

(b)                                 No later than five business days prior to Closing, the Sellers Representative shall deliver written instructions to Buyer setting forth the amounts of Acquired Assets Consideration to be paid or delivered, as applicable, to each of the Sellers.

Section 5.29                    Further Assurances.  Sellers on reasonable request by Buyer at Closing and from time to time thereafter, will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will use commercially reasonable efforts to obtain such approvals and consents and take such other actions as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Acquired Assets.  From and after the Closing Date, Sellers will promptly refer all inquiries with respect to ownership of the Business and the Acquired Assets to Buyer.  Sellers agree that after the Closing Date it will hold and will promptly transfer and deliver to Buyer from time to time as and when received by Sellers any cash, checks with appropriate endorsements (using its best efforts not to convert such checks into cash) or other property that Sellers may receive on or after the Closing Date that properly belongs to Buyer pursuant hereto and will account to Buyer for all such receipts.

ARTICLE 6

CLOSING

Section 6.1                          Deliveries by Sellers.  At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following:

(a)                                  the Assignment and Assumption Agreement, bills of sale, consents, assignments and any other necessary instruments and documents, including for the Assumed Leases, which are reasonably satisfactory in form and substance to Buyer, transferring and conveying the Acquired Assets to Buyer or its designee free and clear of all Liens, other than Permitted Liens;

(b)                                 conveyances of the Real Property in the form of a quitclaim deed reasonably acceptable to Buyer with respect to the Real Property located in Massachusetts and a warranty deed with respect to the Real Property located in Connecticut and New Hampshire;

(c)                                  such assignments, in recordable form where appropriate, conveying good and valid title to all Intellectual Property and intangible property included in the Acquired Assets;

(d)                                 certificates, dated within seven business days prior to the Closing Date, duly issued by the appropriate Governmental Authorities in the States of Connecticut, Maine, New Hampshire, New York, Rhode Island and Vermont showing each Seller to be in good standing and that all state franchise and/or income tax returns and taxes due by each Seller for all periods ending and due prior to the Closing have been filed and paid;

(e)                                  certificates, dated prior to the Closing Date, duly issued by the appropriate Governmental Authorities in the Commonwealth of Massachusetts showing each Seller to be in good standing and that all state franchise and/or income tax returns and taxes due by each Seller for all periods ending and due prior to the Closing have been filed and paid;

(f)                                    a Tax Certificate from each Seller, substantially in the form of Exhibit E, duly executed on behalf of such Seller;

(g)                                 consents to assignment, executed by Sellers’ lessors, respecting the Assumed Leases and, if applicable, executed counterparts of each of the Assumed Leases;

(h)                                 title policies (the cost of which is to be borne by Buyer), each in form and from a title insurance company satisfactory to Buyer, for each of the title commitments to be delivered pursuant to Section 5.16(a);

(i)                                     a certified copy of the resolutions of the board of directors or equivalent governing body of each Seller (other than the individuals) properly authorizing and approving this Agreement and the transactions contemplated hereby;

(j)                                     an Officer’s Certificate, substantially in the form of Exhibit F, duly executed on behalf of each Seller;

(k)                                  the Registration Rights Agreement, duly executed by each applicable Seller;

(l)                                     the Non-Competition Agreements, duly executed by Ernest Osterman, Vincent J. Osterman or Timothy A. Osterman, as applicable;

(m)                               the Closing Date Leases, duly executed by each applicable Seller; and

(n)                                 all other documents, instruments and writings required to be delivered by Sellers at or prior to the Closing Date pursuant to this Agreement.

Section 6.2                          Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following:

(a)                                  the Purchased Assets Consideration, in immediately available funds, payable as set forth as set forth in the written instructions delivered to Buyer pursuant to Section 5.28(b);

(b)                                 the Contributed Assets Consideration, delivered as set forth in the written instructions delivered to Buyer pursuant to Section 5.28(b);

(c)                                  a certified copy of resolutions of the board of directors of the General Partner or a committee thereof properly authorizing and approving this Agreement and the transactions contemplated hereby;

(d)                                 a certificate, dated within seven business days prior to the Closing Date, duly issued by the appropriate Governmental Authorities in the State of Delaware showing Buyer to be in good standing;

(e)                                  executed counterparts of each of the Assumed Leases, if applicable;

(f)                                    a copy of a consent of the members of the General Partner appointing Vincent J. Osterman to the board of directors of the General Partner;

(g)                                 the Registration Rights Agreement, duly executed by Buyer;

(h)                                 the Closing Date Leases, duly executed by Buyer or its designee; and

(i)                                     all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

Section 6.3                          Sellers’ Conditions to Closing.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sellers) on or prior to Closing of each of the following conditions precedent:

(a)                                  Representations.  The representations and warranties of Buyer set forth in Article 4 shall be true and correct as of the date hereof and in all material respects (other than any representation that is subject to a materiality qualifier, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date;

(b)                                 Performance.  Buyer shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)                                  NYSE.  The Consideration Units shall have been approved for listing on the New York Stock Exchange;

(d)                                 No Action.  On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a third Person (including any Governmental Authority) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Authority or arbitrator;

(e)                                  Governmental Consents.  All material consents and approvals of any Governmental Authority (including those required by the HSR Act) required for the transfer of the Acquired Assets to Buyer as contemplated under this Agreement, except consents and approvals by Governmental Authorities that are customarily obtained after Closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(f)                                    Closing Deliveries.  Sellers shall have received all of the deliveries by Buyer set forth in Section 6.2;

(g)                                 No Material Adverse Change.  Since the date of this Agreement, there shall have been no material adverse change in the business or financial affairs of Buyer; and

(h)                                 Offers to Eligible Employees.  The Buyer shall have made, as of the Closing Date, offers of employment to substantially all of the Eligible Employees.

Section 6.4                          Buyer’s Conditions to Closing.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer) on or prior to Closing of each of the following conditions precedent:

(a)                                  Representations.  The representations and warranties of Sellers set forth in Article 3 shall be true and correct as of the date hereof and in all material respects (other than any representation that is subject to a materiality qualifier, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date;

(b)                                 Performance.  Sellers shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date;

(c)                                  NYSE.  The Consideration Units shall have been approved for listing on the New York Stock Exchange;

(d)                                 No Action.  On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a third Person (including any Governmental Authority) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Authority or arbitrator;

(e)                                  Governmental Consents.  All material consents and approvals of any Governmental Authority (including those required by the HSR Act) required for the transfer of the Acquired Assets by Sellers as contemplated under this Agreement, except consents and approvals by Governmental Authorities that are customarily obtained after Closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(f)                                    Title.  Sellers are able to deliver fee simple title to the Real Property and leasehold title to the real property subject to the Real Property Leases, free and clear of all Liens other than Permitted Liens;

(g)                                 Closing Deliveries.  Buyer shall have received all of the deliveries by Sellers set forth in Section 6.1; and

(h)                                 No Material Adverse Effect.  Since the date of this Agreement, there shall have not been any change, event or occurrence in relation to the Business or the Acquired Assets that has had, or would reasonably be expected to have, a Material Adverse Effect.

ARTICLE 7

INDEMNIFICATION

Section 7.1                          Survival of Representations and Warranties.  All the provisions of this Agreement will survive the Closing indefinitely notwithstanding any investigation at any time made by or on behalf of any party hereto; provided that, the representations and warranties set forth in Article 3 and Article 4 and in any certificate or other document delivered in connection herewith with respect to any of such representations and warranties will terminate and expire two years after the Closing Date, except as follows:  (a) the representations and warranties of Sellers which relate expressly or by necessary implication to Taxes, employment or labor matters in Section 3.20 or the environment or Environmental Laws will survive until the expiration of the applicable statutes of limitations (including all periods of extension and tolling); (b) the representations and warranties of Sellers set forth in the first and second sentences of Section 3.2, Section 3.2(e), Section 3.8(a) and Section 3.10 will survive forever; and (c) the representations and warranties of Buyer set forth in the first and second sentences of Section 4.2 will survive forever.  After a representation and warranty has terminated and expired, no indemnification will or may be sought pursuant to this Article 7 on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article 7 to indemnification on the basis of that representation and warranty prior to its termination and expiration; provided that, in the case of each representation and warranty that will terminate and expire as provided in this Section 7.1, no claim presented in writing for indemnification pursuant to this Article 7 on the basis of that representation and warranty prior to its termination and expiration will be affected in any way by that termination and expiration.

Section 7.2                          Indemnification of Buyer Indemnified Parties.  Subject to the applicable provisions of Section 7.1 and Section 7.5, Sellers, jointly and severally, covenant and agree to indemnify each of Buyer and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Buyer Indemnified Parties”) against, and hold each Buyer Indemnified Party harmless from and in respect of, all liability, demands, claims, Actions or causes of action, assessments, losses, damages (including any consequential, exemplary, punitive or treble damages), costs and expenses (including reasonable fees and actual disbursements by attorneys, consultants, experts or other representatives and litigation costs) (collectively, “Damages”) to any Buyer Indemnified Party that arise from, are based on or relate or otherwise are attributable to (i) any breach of the representations and warranties of Sellers set forth herein or in certificates or other document delivered in connection herewith, in each case giving effect to any dollar amounts expressly set forth therein, but without giving any effect to any materiality qualifiers with respect thereto, (ii) the ownership, management, operation or use by Sellers of the Acquired Assets or the conduct of the Business by Sellers prior to the Closing, (iii) any nonfulfillment of any covenant or agreement on the part of Sellers under this Agreement, and (iv) the Excluded Assets and the Retained Liabilities (each such liability, demand, claim, Action or cause of action, assessment, loss, damage, cost and expense being a “Buyer Indemnified Loss”).

Section 7.3                          Indemnification of Seller Indemnified Parties.  Subject to the applicable provisions of Section 7.1 and Section 7.5, Buyer covenants and agrees to indemnify each of Sellers and their directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnified Parties”) against, and hold each Seller Indemnified Party harmless from and in respect of, all Damages to any Seller Indemnified Party that arise from, are based on or relate or otherwise are attributable to (i) any breach by Buyer of its representations and warranties set forth herein or in any certificate or document delivered to Sellers in connection herewith, in each case without giving any effect to any materiality qualifiers with respect thereto with the exception of Section 4.7 for which such materiality qualifiers will be deemed to apply, (ii) the ownership, management, operation or use by Buyer of the Acquired Assets or the conduct of the Business by Buyer on and after the Closing, or (iii) any nonfulfillment of any covenant or agreement on the part of Buyer in this Agreement, and (iv) the Assumed Liabilities (each such liability, demand, claim, Action or cause of action, assessment, loss, damage, cost and expense being a “Seller Indemnified Loss”).

Section 7.4         Conditions of Indemnification.

(a)           All claims for indemnification under this Agreement shall be asserted and resolved as follows in this Section 7.4.

(b)           A party claiming indemnification under this Agreement (an “Indemnified Party”) shall promptly (i) notify the party from whom indemnification is sought (the “Indemnifying Party”) of any third-party claim or claims asserted against the Indemnified Party (“Third Party Claim”) that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to that claim (if any), an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of that claim) and the basis for the Indemnified Party’s request for indemnification under this Agreement.  Except as set forth in Section 7.1, the failure to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of that claim.  Within 15 days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (y) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article 7 with respect to that Third Party Claim or (z) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third Party Claim, whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third Party Claim.

(c)           If the Indemnifying Party does not dispute its potential liability to the Indemnified Party and notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, that Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 7.4(c), and the Indemnified Party will furnish the Indemnifying Party with all information in its possession with respect to that Third Party Claim and otherwise cooperate with the Indemnifying Party in the defense of that Third Party Claim; provided, however, that the Indemnifying Party shall not enter into any settlement with respect to any Third Party Claim that purports to limit the activities of, or otherwise restrict in any way, any Indemnified Party or any affiliate of any Indemnified Party without the prior consent of that Indemnified Party (which consent may not be unreasonably withheld by the Indemnified Party).  The Indemnified Party is hereby authorized, with the right to receive reimbursement of reasonable costs and expenses incurred thereby from the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem reasonably necessary or appropriate to protect its interests or those of the Indemnifying Party.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7.4(c) and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel with the right to reimbursement for the reasonable costs and expense incurred thereby from the Indemnifying Party, and, on its written notification of that employment, the Indemnifying Party shall not have the right to assume or continue the defense of such action on behalf of the Indemnified Party.

(d)           If the Indemnifying Party (i) within the Election Period (A) disputes its potential liability to the Indemnified Party under this Article 7, (B) elects not to defend the Indemnified Party pursuant to Section 7.4(c) or (C) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 7.4(c) or (ii) elects to defend the Indemnified Party pursuant to Section 7.4(c) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled.  The Indemnified Party shall have full control of such defense and proceedings.  Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article 7 and if that dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 7.4 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses of such litigation.  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.4(d), and the Indemnifying Party shall bear its own costs and expenses with respect to that participation.

(e)           In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of Damages attributable to that claim to the extent feasible (which estimate shall not be conclusive of the final amount of that claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement.  If the Indemnifying Party does not notify the Indemnified Party within 15 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes, the claim specified by the Indemnified Party in the Indemnity Notice, that claim shall be deemed a liability of the Indemnifying Party hereunder.  If the Indemnifying Party has timely disputed that claim, as provided above, that dispute shall be resolved as provided by this Agreement if the parties do not reach a settlement of that dispute within 30 days after notice of that dispute is given.

(f)            Payments of all amounts owing by an Indemnifying Party pursuant to this Article 7 relating to a Third Party Claim shall be made within 30 days after the latest of (i) the settlement of that Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of that Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement in respect of that Third Party Claim.  Payments of all amounts owing by an Indemnifying Party pursuant to Section 7.4(e) shall be made within 30 days after the later of (i) the expiration of the

30-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement.

Section 7.5         Limitations on Indemnification.

(a)           Notwithstanding the provisions of Section 7.2, Sellers shall not be required to indemnify or hold harmless any of Buyer Indemnified Parties on account of any Buyer Indemnified Losses under Section 7.2 unless the liability of Sellers in respect of such Buyer Indemnified Loss, when aggregated with the liability of Sellers in respect of all Buyer Indemnified Losses under Section 7.2, exceeds $2,000,000 (the “Threshold Amount”), in which event Buyer Indemnified Parties shall be entitled to indemnification from Sellers in an amount equal to the aggregate amount of the Buyer Indemnified Losses.  In no event shall the aggregate liability of Sellers under Section 7.2 of this Agreement exceed $20,000,000 (the “Ceiling Amount”).  Notwithstanding the foregoing, neither the Threshold Amount nor the Ceiling Amount shall be applicable to indemnification pursuant to Section 7.2(iii) or Section 7.2(iv) or with respect to the representations and warranties of Sellers set forth in the first and second sentences of Section 3.2, Section 3.2(e), Section 3.8 and Section 3.10.  Sellers may satisfy any obligations arising pursuant to this Article 7 in any combination of cash or Consideration Units (valued at $20.00 per unit); provided that, Sellers must provide written notice to Buyer of the intent to make a payment (in whole or in part) using Consideration Units at least five business days prior to the due date of any such payment.

(b)           Notwithstanding the provisions of Section 7.3, Buyer shall not be required to indemnify or hold harmless any of Seller Indemnified Parties on account of any Seller Indemnified Loss under Section 7.3 unless the liability of Buyer in respect of such Seller Indemnified Loss, when aggregated with the liability of Buyer in respect of all Seller Indemnified Losses under Section 7.3, exceeds the Threshold Amount, in which event Seller Indemnified Parties shall be entitled to indemnification from Buyer in an amount equal to the aggregate amount of the Seller Indemnified Losses exceed the Threshold Amount.  In no event shall Buyer be liable under Section 7.3 of this Agreement for any amount in excess of the Ceiling Amount.  Notwithstanding the foregoing, neither the Threshold Amount nor the Ceiling Amount shall be applicable to indemnification pursuant to Section 7.3(iii) or Section 7.3(iv) or with respect the representations and warranties of Buyer set forth in Section 4.6.

(c)           The amount of indemnity claim hereunder shall be reduced by the amount of any tax benefit actually realized by the Buyer Indemnified Parties or the Seller Indemnified Parties as a result of such claim.

(d)           The amount of any indemnity claim hereunder shall be reduced by the amount of any proceeds of insurance actually received by the Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, in connection with such claim; provided, however, the foregoing shall not bar any insurance company that has made any payment to a Buyer Indemnified Party or Seller Indemnified Party from pursuing its lawful rights to subrogation.

(e)           The parties hereto agree that the indemnification provisions in this Article 7 shall be the exclusive remedy of the parties with respect to any claims between the parties concerning this Agreement and the documents executed in connection therewith.

(f)            No Special Damages.  IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE 7 OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGE EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

ARTICLE 8

TERMINATION

Section 8.1         Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)           By mutual written consent of Buyer and Sellers;

(b)           By Sellers if any of the conditions set forth in Section 6.3 shall have become incapable of fulfillment and shall not have been waived by Sellers;

(c)           By Buyer if any of the conditions set forth in Section 6.4 shall have become incapable of fulfillment and shall not have been waived by Buyer;

(d)           By Buyer if a Material Adverse Effect has occurred and is incapable of being cured within 10 business days; or

(e)           By Sellers if a material adverse change has occurred with respect to the Buyer since the date of this Agreement and is incapable of being cured within 10 business days.

(f)            By Sellers or Buyer if a United States federal or state Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

provided, however, that the right to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c) or Section 8.1(f) shall not be available to a party if such party, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

Section 8.2         Procedure for and Effect of Termination.  In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the parties hereto pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(d), Section 8.1(e), or Section 8.1(f), written notice thereof shall be given by the party so terminating to the other party and, except as provided in this Section 8.2, this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated hereby shall be abandoned without further action by Seller or Buyer.  Nothing in this Article 8 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.  If this Agreement is terminated pursuant to Section 8.1:

(a)           Each party shall redeliver all documents, work papers and other materials of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall remain confidential;

(b)           All filings, applications and other submissions, if any, made pursuant to this Agreement shall, at the option of Sellers and to the extent practicable, be withdrawn from the agency or other Person to which they were made; and

Section 8.3         Termination Reimbursement to Sellers.  If this Agreement is terminated by Sellers pursuant to Section 8.1(b), Section 8.1(e) or Section 8.1(f), Buyer shall reimburse the Sellers for reasonable and documented legal, accounting and advisor fees and reasonable and documented value of the time and efforts of the Sellers Representative and other personnel of the Sellers, not to exceed $1,000,000 in the aggregate.

ARTICLE 9

MISCELLANEOUS PROVISIONS

Section 9.1         Amendment and Modification.  This Agreement may be amended, modified or supplemented at any time by the parties hereto pursuant to an instrument in writing signed by all parties.

Section 9.2         Entire Agreement; Assignment; Binding Effect.  This Agreement (including the schedules hereto and the Seller Disclosure Letter) and the other Transaction Agreements (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and (b) shall not be assigned, by operation of law or otherwise, by a party hereto, without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

Section 9.3         Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broadly as is enforceable.

Section 9.4         Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with confirmation of receipt) or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

if to Buyer:

6120 South Yale Avenue, Suite 805

Tulsa, Oklahoma 74136

Attention:       H. Michael Krimbill

Facsimile:       (918) 492-0990

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention:       David Elder

Facsimile:       (713) 236-0822

if to Sellers:

c/o Osterman Associated Companies, Inc.

One Memorial Square

P.O. Box 29

Whitinsville, Massachusetts 01588

Attention:       Vincent J. Osterman

Facsimile:       (508) 234-0645

with a copy to:

Seder & Chandler LLP

339 Main Street

Worcester, Massachusetts 01608

Attention:       J. Robert Seder

Paul J. O’Riordan

Facsimile:       (508) 831-0955

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

Section 9.5         Dispute Resolution.

(a)           Except for disputes subject to Section 2.7, all disputes arising directly under this Agreement, including whether any payments may be due under this Agreement, shall be resolved as set forth in this Section 9.5.  The parties shall meet to attempt to resolve any such dispute.  If the dispute cannot be resolved by the parties, either party may submit the matter to binding arbitration conducted in Boston, Massachusetts by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association.

(b)           Notwithstanding the provisions of this Section 9.5, each party shall have the right, without the requirement of first seeking a remedy through any dispute resolution alternative (including arbitration) that has been agreed upon, to seek preliminary injunctive or other equitable relief in any proper federal or state court located in Massachusetts in the event that such party determines that eventual redress through the dispute resolution alternative will not provide a sufficient remedy for any violation of this Agreement by the other party.

Section 9.6         Governing Law and Venue; Waiver of Jury Trial.

(a)           THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.  In the absence of an election by either Seller or Buyer to resolve any dispute through arbitration pursuant to Section 9.5(a), the parties hereby irrevocably submit to the jurisdiction of the courts of the Commonwealth of Massachusetts and the Federal courts of the United States of America located in the Commonwealth of Massachusetts solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(b)           The parties agree that irreparable damage would occur and that the parties will not, and could not reasonably be expected to, have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the Commonwealth of Massachusetts or in Massachusetts state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (2) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (4) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.7         Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

Section 9.8         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.9         Fees and Expenses.  Except as otherwise provided in Section 8.3, whether or not this Agreement and the transactions contemplated hereby are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.  Each of Sellers on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory, brokers or finders’ fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.

Section 9.10       Interpretation.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.11       No Third Party Beneficiaries.  This Agreement is solely for the benefit of Sellers and their successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its successors and permitted assigns, with respect to the obligations of Sellers.  This Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim of liability or reimbursement, cause of action or other right.

Section 9.12       Waivers.  Each party hereto may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other party hereto; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions of the other party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.  No waiver by a party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.13       Incorporation of Documents.

(a)           Sellers have posted and made available to Buyer the information required to be set forth in the schedules to this Agreement in an electronic data room maintained by ShareFile called “Osterman Propane” (the “Data Room”) in a folder called “Schedules.”  The documents posted to the “Schedules” folder in the Data Room for each applicable schedule as of 4:00 p.m., Eastern, on August 12, 2011 shall be deemed to be attached to this Agreement.

(b)           The exhibits, schedules and the Seller Disclosure Letter attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.  Information contained in the Data Room and which is identified in a schedule or section of the Seller Disclosure Letter as qualifying a specified provision shall only be incorporated by reference into such schedule or section of the Seller Disclosure Letter to the extent that the information so referenced is sufficiently obvious on its face to provide Buyer with the appropriate facts and information to reasonably infer the manner and extent to which such information qualifies such specified provision without further investigation beyond reviewing such information.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

BUYER:

NGL ENERGY PARTNERS LP

By: NGL Energy Holdings LLC, its general partner

By:	/s/ H. Michael Krimbill
Name: H. Michael Krimbill
Title: CEO

SELLERS:

E. OSTERMAN GAS SERVICE, INC.

By:	/s/ Vincent J. Osterman
Name: Vincent J. Osterman
Title: President

AO ENERGY INC.

By:	/s/ Vincent J. Osterman
Name: Vincent J. Osterman
Title: President

E. OSTERMAN, INC.

By:	/s/ Vincent J. Osterman
Name: Vincent J. Osterman
Title: President

[Contribution and Sale Agreement]

E. OSTERMAN PROPANE, INC.

By:	/s/ Vincent J. Osterman
Name: Vincent J. Osterman
Title: President

E. OSTERMAN PROPANE, LLC

By:	/s/ Vincent J. Osterman
Name: Vincent J. Osterman
Title: President

MILFORD PROPANE, INC.

By:	/s/ Vincent J. Osterman
Name: Vincent J. Osterman
Title: President

OSTERMAN ASSOCIATED COMPANIES, INC.

By:	/s/ Vincent J. Osterman
Name: Vincent J. Osterman
Title: President

OSTERMAN PROPANE, INC.

By:	/s/ Vincent J. Osterman
Name: Vincent J. Osterman
Title: President

[Contribution and Sale Agreement]

OSTERMAN PROPANE STORAGE, LP

By: Osterman Propane Storage, Inc., its general partner

By:	/s/ Vincent J. Osterman
Name: Vincent J. Osterman
Title: President

PROPANE GAS, INC.

By:	/s/ Vincent J. Osterman
Name: Vincent J. Osterman
Title: President

SAVEWAY PROPANE GAS SERVICE, INC.

By:	/s/ Vincent J. Osterman
Name: Vincent J. Osterman
Title: President

V.E. PROPERTIES V, LLC

By:	/s/ Vincent J. Osterman
Name: Vincent J. Osterman
Title: President

V.E. PROPERTIES VI, LLC

By:	/s/ Vincent J. Osterman
Name: Vincent J. Osterman
Title: President

[Contribution and Sale Agreement]

OSTERMAN REALTY OF WARE, LLC

By:	/s/ Vincent J. Osterman
Name: Vincent J. Osterman
Title: President

PIONEER VALLEY REAL ESTATE TRUST, III

By:	/s/ Vincent J. Osterman
Vincent J. Osterman, Trustee

ERNEST OSTERMAN

/s/ Ernest Osterman

VINCENT J. OSTERMAN

/s/ Vincent J. Osterman

[Contribution and Sale Agreement]